UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ____)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CORUS BANKSHARES, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Robert J. Glickman	3959 N. Lincoln Ave.
President and CEO	Chicago, IL 60613
March 24, 2008
TO OUR SHAREHOLDERS:
I would like to invite you to attend the 2008 Annual Meeting of Shareholders of Corus Bankshares, Inc., to be held on Tuesday, April 15, 2008 at 10:00 a.m. at the Doubletree Hotel & Conference Center, 9599 Skokie Boulevard, Skokie, Illinois.
The primary purpose of the Annual Meeting will be to elect seven directors, ratify the appointment of Ernst & Young LLP as Corus’ independent public accountants for 2008 and approve the proposed multiple amendments to the Amended and Restated Articles of Incorporation. We will also be sharing with you information about our performance during 2007.
Whether you plan to attend the Annual Meeting or not, please date and sign the enclosed Proxy card and return it in the accompanying envelope. Your vote is very important regardless of how many shares you own. If you do attend the Annual Meeting and wish to vote in person, you may do so, even though you have previously sent in a Proxy card.
Please note the location for the meeting at the Doubletree Hotel & Conference Center, 9599 Skokie Boulevard, Skokie, Illinois. See page 1 for a map and directions.
I look forward to seeing you at the meeting.
Very truly yours,

Corus Bankshares, Inc.
3959 N. Lincoln Ave., Chicago, Illinois 60613
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 15, 2008
To our Shareholders:
Notice is hereby given that the Annual Meeting of Shareholders of Corus Bankshares, Inc. will be held on Tuesday, April 15, 2008 at 10:00 a.m. at the Doubletree Hotel & Conference Center, 9599 Skokie Boulevard, Skokie, Illinois for the following purposes:
1.	To elect the full board of seven directors;

2.	To consider and act upon ratification of the appointment of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending December 31, 2008;

3.	To approve the proposed amendment to the Amended and Restated Articles of Incorporation to permit the By-Laws of the Corporation to limit, restrict or impose conditions on indemnification;

4.	To approve the proposed amendment to the Amended and Restated Articles of Incorporation to conform the voting mechanics with the default provisions of Minnesota Law;

5.	To approve the proposed amendment to the Amended and Restated Articles of Incorporation to create a plurality carveout to the majority voting standard in the case of a contested election;

6.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
Only shareholders of record at the close of business on February 22, 2008 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Your attention is directed to the accompanying Proxy card, Proxy Statement and 2007 Annual Report of Corus Bankshares, Inc.

By Order of the Board of Directors
/s/ Tim H. Taylor
Tim H. Taylor
Secretary

Chicago, Illinois
March 24, 2008
NOTE: Please mark, date and sign the enclosed Proxy card and return it promptly in the enclosed envelope whether or not you plan to attend the Annual Meeting in person. You may revoke your Proxy at any time before it is voted.

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to Be Held on April 15, 2008.
•	The proxy statement and annual report to security holders are available at www.corusbank.com/proxymaterials
The following materials will be made available at the specified Web site listed above:
•	Proxy Card

•	Proxy Statement

•	2007 Annual Report
Please refer to the “Location for the Shareholder Meeting” for directions. If you do attend the Annual Meeting and wish to vote in person, you may do so, even though you have previously sent in a Proxy card. For further information please refer to the “General Information About Meeting and Voting” on page 2 of the Proxy Statement.

Location for the Shareholder Meeting	1

General Information About the Meeting and Voting	2

Principal Shareholders	6

Security Ownership of Directors and Management	7

Proposal 1: Election of Directors	8

Proposal 2: Appointment of Independent Public Accountants	9

Proposal 3: Amendment to the Amended and Restated Articles of Incorporation to permit the By-Laws of the Corporation to limit, restrict or impose conditions of indemnification	10

Proposal 4: Amendment to the Amended and Restated Articles of Incorporation conforming the voting mechanics with the default provisions of Minnesota Law	11

Proposal 5: Amendment to the Amended and Restated Articles of Incorporation to create a plurality carveout to the majority voting standard in the case of a contested election	13

Compensation Discussion and Analysis (“CD&A”)	15

Compensation Committee Report	34

Executive Compensation	35

Summary Compensation Table	35

Grants of Plan-Based Awards	37

Outstanding Equity Awards at Fiscal Year-End	39

Option Exercises and Stock Vesting	41

Nonqualified Deferred Compensation	41

Pension Benefits	42

Change-In-Control Agreements	43

Director Compensation	46

Equity Compensation Plan Information	48

Certain Relationships and Related Transactions	49

Section 16(a) Beneficial Ownership Reporting Compliance	49

Report of the Audit Committee	50

Corporate Governance	51

Other Business	54

Exhibit A	A-1

Exhibit B	B-1

Exhibit C	C-1

Exhibit D	D-1

LOCATION FOR THE SHAREHOLDER MEETING
FROM O’HARE INTERNATIONAL AIRPORT:
Exit towards the city and watch for 294 North. Take 294 North to Dempster Street and exit East. Turn left at the first light which is Potter Road. Take Potter Road 1 mile to Golf Road and turn right. Take Golf Road 6 miles to Skokie Blvd and the hotel is on the Southeast corner of Golf Road and Skokie Blvd.
FROM DOWNTOWN CHICAGO:
Take the Kennedy Expressway (90/94) towards Wisconsin. At the junction, stay on 94 West towards Milwaukee (Eden’s Expressway). Exit Old Orchard Road (Exit 35) and turn right off the exit ramp. Take Old Orchard Road 4 blocks to Skokie Blvd and turn right. Take Skokie Blvd 4 blocks to Golf Road and the hotel is located on the Southeast corner of Golf Road and Skokie Blvd.
FROM NORTH:
Take 294 South. At the junction where 294 splits, stay on 94 East (Eden’s Expressway) towards Chicago. Merge onto US-41 (Skokie Blvd.) South via EXIT 34A. Take US-41 approximately 2 1/2 miles and the hotel is located on the Southeast corner of Golf Road and Skokie Blvd.
Doubletree Hotel & Conference Center
9599 Skokie Boulevard
Skokie, Illinois 60077
847-679-7000

CORUS BANKSHARES, INC.
3959 N. Lincoln Ave.
Chicago, Illinois 60613
PROXY STATEMENT
Annual Meeting of Shareholders — April 15, 2008
The Board of Directors of Corus Bankshares, Inc. (“Corus” or the “Company”) is soliciting proxies for use at the Annual Meeting of Shareholders to be held on April 15, 2008, at 10:00 a.m., at the Doubletree Hotel & Conference Center, 9599 Skokie Boulevard, Skokie, Illinois, or at any adjournment or postponement of such meeting. These proxy solicitation materials are first being sent to shareholders on or about March 24, 2008.
GENERAL INFORMATION ABOUT THE MEETING AND VOTING
What is the purpose of the Annual Meeting?
At our Annual Meeting, shareholders will act upon the matters outlined in the accompanying Notice of Annual Meeting of Shareholders. Also, management will report on Corus’ performance during the last fiscal year and respond to questions from shareholders.
Who is entitled to vote at the meeting?
In accordance with Corus’ by-laws, shareholders of record as of the close of business on February 22, 2008 are entitled to vote at the meeting. As of the close of business on February 22, 2008, Corus had 55,011,680 shares of Common Stock issued and outstanding and, therefore, eligible to vote at the meeting.
What are my voting rights?
Holders of our Common Stock are entitled to one vote per share. Therefore, a total of 55,011,680 votes are entitled to be cast at the meeting. Each proxy received from shareholders will be voted at the meeting and, if specified, as directed, by the shareholder. Shareholders of Corus have no cumulative voting rights with respect to the election of directors.
What constitutes a quorum?
The majority of the voting power of our outstanding shares of Common Stock as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares are counted as present at the meeting if:
•	You are present and vote in person at the meeting;

•	You have properly submitted a proxy card; or

•
If your shares are held in “street name” (as defined below) through a broker, you do not instruct your broker how you wish your shares to be voted, and your broker casts a discretionary vote on routine matters on your behalf.

How do I vote my shares?
Registered shareholders (those whose shares are owned in their name and not in “street name”) may vote by completing and properly signing the enclosed proxy card and returning it to us in the envelope provided. Registered shareholders who attend the meeting may deliver their completed proxy card in person. “Street name” shareholders (as defined below) may vote by either returning the enclosed proxy card, by telephone or through the Internet (a telephone number and web address are provided on the voting instruction card). Street name shareholders who would like to vote in person at the meeting must obtain a legal proxy from the bank, brokerage firm or other nominee who holds the shares and bring it to the meeting.
What is the difference between a shareholder of record and a “street name” holder?
If your shares are registered directly in your name with Mellon Investor Services LLC, the Company’s stock transfer agent, you are considered the shareholder of record with respect to those shares.
If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the shareholder of record with respect to those shares. However, you are still considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the method described above.
May I change my vote?
Yes. A proxy may be revoked at any time before it is exercised by means of a written revocation or a properly executed proxy bearing a later date. Shareholders of record having executed and returned a proxy who attend the meeting and desire to vote in person are requested to notify the Secretary of Corus prior to or at the time of a vote taken at the meeting.
How does the Board recommend I vote?
Unless you give instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is set forth in the description of each item in the Proxy Statement. In summary, the Board of Directors recommends a vote:
FOR the election of each nominee to the Board of Directors,
FOR the ratification of Ernst & Young LLP as the Company’s independent public accountants,
FOR the proposed amendment to the Amended and Restated Articles of Incorporation to permit the By-Laws of the Corporation to limit, restrict or impose conditions on indemnification,
FOR the proposed amendment to the Amended and Restated Articles of Incorporation to conform the voting mechanics with the default provisions of Minnesota Law, and
FOR the proposed amendment to the Amended and Restated Articles of Incorporation to create a plurality carveout to the majority voting standard in the case of a contested election.

With respect to any other matter that properly comes before the meeting and submitted to a vote of the shareholders, the vote will be cast in accordance with the best judgment of the proxy holders thereof. As of January 23, 2008, this year’s deadline for the submission of proposals regarding business to be considered by the shareholders during the meeting according to our by-laws, no proposals had been received.
What vote is required for the election of directors or for a proposal to be approved?
In accordance with the Amended and Restated Articles of Incorporation of the Company, the affirmative vote of a majority of shares present and entitled to vote at the meeting shall be required to elect each director nominee, to ratify the selection of Ernst & Young LLP as independent auditors for fiscal year 2008, to approve the multiple amendments to the Amended and Restated Articles of Incorporation and to approve any other proposal brought before the shareholders at the annual meeting.
How are votes counted?
In the election of Corus directors, your vote may be cast “FOR” all of the nominees or your vote may be cast “WITHHOLDING AUTHORITY” with respect to one or more of the nominees. For each other proposal, your vote may be cast “FOR” or “AGAINST” or you may “ABSTAIN”. Shares represented by proxies marked “WITHHOLDING AUTHORITY” with respect to the election of one or more nominees for election as director have the effect of a vote against the nominee for whom authority was withheld. Shares represented by proxies marked “AGAINST” or “ABSTAIN” on each other proposals will have the effect of a vote against the proposal. If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board.
What Is the Effect of Broker Non-Votes?
If your shares are held in “street name” and you do not give instructions as to how you want your shares voted, the brokerage firm, bank or other nominee who holds Corus shares on your behalf may, in certain circumstances, vote the shares at its discretion. With respect to “routine” matters, such as the election of Directors in an uncontested election and the ratification of the selection of the independent registered public accounting firm, a brokerage firm, bank or other nominee has authority (but is not required) under NASDAQ rules to vote its clients’ shares if the clients do not provide instructions. When a brokerage firm, bank or other nominee votes its clients’ Common Stock shares on routine matters without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the meeting and in determining the number of shares voted FOR, WITHHOLDING AUTHORITY, AGAINST or ABSTAIN with respect to such routine matters.
With respect to “non-routine” matters, NASDAQ rules do not permit the brokerage firm, bank or other nominee to vote its clients’ shares if the clients do not provide instructions. This is referred to as a “broker non-vote.” “Broker non-votes” will be counted for purposes of establishing a quorum to conduct business at the meeting, but will be treated as not entitled to vote for purposes of determining approval of a non-routine proposal. Accordingly, they will not count as a vote for or against the proposal.
This means that if you are a street name holder and you do not vote your proxy, your brokerage firm, bank or other nominee may either: (i) vote your shares on routine matters, but not non-routine matters, or (ii) leave your shares unvoted altogether.

Who pays the expenses incurred in connection with the solicitation of proxies?
The cost of soliciting proxies in the accompanying form has been or will be borne by Corus. Proxies will be solicited by mail, and may be solicited personally by directors, officers or regular employees of Corus who will not receive special compensation for such services. Upon request, Corus will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of the Common Stock.
How can I submit a director nominee or proposal to be voted on at the Company’s 2009 Annual Meeting?
If a shareholder plans to propose either an item of business or a Director nominee to be considered at our 2009 Annual Meeting of Shareholders, to be eligible under our By-Laws for consideration at that meeting the shareholder is required to give notice of such proposal to our Corporate Secretary no later than January 15, 2009 (which is the date 90 days prior to the anniversary of the most recent Annual Meeting). If the shareholder also wishes such an item of business to be included in the Company’s Proxy Statement for that meeting, the proposal must satisfy the procedural and substantive criteria for inclusion set forth in Rule 14a-8 under the Securities Exchange Act of 1934 and must be received by our Corporate Secretary at the Company’s principal executive offices no later than November 24, 2008.

PRINCIPAL SHAREHOLDERS
So far as is known to Corus, based upon information furnished to it and a review of filings with the Securities and Exchange Commission, as of February 22, 2008, the following shareholders beneficially owned more than five percent (5%) of the Common Stock of Corus:

	Amount and Nature of
Shareholder	Beneficial Ownership		Percent

Robert J. Glickman	12,442,225	(1)	22.4%
Edward W. Glickman	6,210,124	(2)	11.3%
Joseph C. and Beverly R. Glickman	4,906,220	(3)	8.9%
Franklin Resources, Inc. and it affiliated entities	4,102,500	(4)	7.5%
Murray L. & Elaine G. Galinson	3,586,643	(5)	6.5%
The address for Robert J. Glickman, Edward W. Glickman and Joseph C. and Beverly R. Glickman is c/o Corus Bankshares, Inc. 3959 N. Lincoln Avenue, Chicago, IL 60613. The address for Franklin Resources, Inc. and its affiliated entities, except for Franklin Advisory Services, LLC, is One Franklin Parkway, San Mateo, CA 94403-1906. The address for Franklin Advisory Services, LLC is One Parker Plaza, 9th Floor, Fort Lee, NJ 07024. The address for Murray L. & Elaine G. Galinson is Price Entities, 7979 Ivanhoe Avenue #520, La Jolla, CA 92037.
(1)
Includes 411,256 shares held by Robert J. Glickman’s wife, 421,328 shares held by his wife as trustee of a trust for the benefit of one of his children, 235,932 shares as director and officer of the Robert and Caryn Glickman Foundation and 277,020 shares as director and officer of the Joseph C. Glickman Foundation. Also includes stock options to purchase 642,000 shares of Common Stock that were exercisable on or within 60 days after February 22, 2008. Excludes 949,777 shares held by Murray L. and Elaine G. Galinson as Trustees for the benefit of Robert J. Glickman’s children. Robert J. Glickman is the son of Joseph C. and Beverly R. Glickman.

(2)
Includes 40,280 shares held as trustee for the benefit of various relatives of Joseph C. Glickman under Glickman Family Trusts and 19,804 as director of a charitable corporation. Edward W. Glickman is the son of Joseph C. and Beverly R. Glickman.

(3)	Includes 277,020 shares held as trustee for the Joseph Glickman Foundation for which Robert J. Glickman also has voting and investment power.

(4)
Franklin Resources, Inc. filed a Schedule 13G on January 31, 2008, on behalf of itself and its investment-advisor subsidiary, Franklin Advisory Services, LLC and its principal stockholders, Charles B. Johnson and Rupert H. Johnson. Franklin Advisory Services, LLC reported sole voting power as to 4,053,000 shares and sole dispositive power as to 4,102,500 shares.

(5)
Includes 2,635,867 shares held as trustee for family trusts or partnerships and 949,777 shares as trustee of various trusts for children of Robert J. Glickman. Elaine G. Galinson is the daughter of Joseph C. and Beverly R. Glickman.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT
The following table sets forth, as of February 22, 2008, information with respect to the beneficial ownership of Common Stock by each director, by each executive officer that is named in the summary compensation table included in this Proxy Statement, and by all directors and executive officers of Corus as a group.

	Amount and Nature of
	Beneficial Ownership		Percent
Director Nominees
Robert J. Glickman	12,442,225	(1)	22.4%
Joseph C. Glickman	4,906,220	(2)	8.9%
Robert J. Buford	11,000		*
Kevin R. Callahan	4,000		*
Rodney D. Lubeznik	10,750	(3)	*
Michael J. McClure	4,000		*
Peter C. Roberts	400		*

Named Executive Officers (4)
Tim H. Taylor	227,600	(5)	0.4%
Michael G. Stein	295,340	(6)	0.5%
Randy P. Curtis	119,275	(5)	0.2%
Timothy J. Stodder	100	(7)	*

All Directors and Executive Officers as a Group (17 in total)	18,126,966	(5)	32.2%
The address for each of the Director Nominees and Executive Officers is c/o Corus Bankshares, Inc., 3959 N. Lincoln Ave., Chicago, IL 60613.

*	Represents less than 0.1% of total shares of Common Stock outstanding

(1)
Includes 411,256 shares held by Robert J. Glickman’s wife, 421,328 shares held by his wife as trustee of a trust for the benefit of one of his children, 235,932 shares as director and officer of the Robert and Caryn Glickman Foundation and 277,020 shares as director and officer of the Joseph C. Glickman Foundation. Also includes stock options to purchase 642,000 shares of Common Stock that were exercisable on or within 60 days after February 22, 2008. Excludes 949,777 shares held by Murray L. and Elaine G. Galinson as Trustees for the benefit of Robert J. Glickman’s children. Robert J. Glickman is the son of Joseph C. and Beverly R. Glickman.

(2)	Includes 277,020 shares held as trustee for the Joseph Glickman Foundation for which Robert J. Glickman also has voting and investment power.

(3)	Includes 5,800 shares pledged as security.

(4)	Robert J. Glickman, CEO, is listed under Director Nominees.

(5)
Includes stock options to purchase shares of Common Stock that were exercisable on or within 60 days after February 22, 2008 in the following amounts: Mr. Taylor — 226,400; Mr. Curtis - 88,800; and All Directors and Executive Officers as a Group — 1,264,100.

(6)	Excludes 208,996 shares of Corus stock that have been credited to Mr. Stein, but are held back, pursuant to the Commission Program for Commercial Loan Officers.

(7)	Excludes 16,947 shares of Corus stock that have been credited to Mr. Stodder, but are held back, pursuant to the Commission Program for Commercial Loan Officers.

PROPOSAL ONE: ELECTION OF DIRECTORS
At the meeting, it will be proposed to elect seven directors to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualify.
The following individuals are nominees for election. All of the nominees have been selected by the Nominating Committee and have indicated a willingness to serve, but in case any of the nominees is not a candidate at the Annual Meeting, it is the intention of the proxy holders to vote in favor of the remainder of those named and to vote for substitute nominees at their discretion. Information regarding these seven nominees is set forth below.
DIRECTOR NOMINEES

Name, Age and Period of	Principal Occupation and
Service as a Director	Directorships for Past Five Years
Joseph C. Glickman (92) Director since 1958	Chairman of the Board of Directors of Corus Father of Robert J. Glickman
Robert J. Glickman (61) Director since 1972	President, Chief Executive Officer and Director of Corus and Corus Bank, N.A. Son of Joseph C. Glickman
Robert J. Buford (59) Director since 2003	President and Chief Executive Officer, Planned Realty Group, Inc. and affiliates (owns and operates residential real estate)
Kevin R. Callahan (46) Director since 2005	Chairman of the Board and Chief Executive Officer, Affirmative Insurance Holdings, Inc. (insurance), 2005-Present
Private Investor, 2004-2005
Chief Executive Officer, Allianz Insurance Company (insurance), 2002-2004
Executive, Aon Capital Market, Aon Risk Services, N.A. (risk management and insurance brokerage), 1996-2002
Rodney D. Lubeznik (60) Director since 1994	President, Chief Executive Officer and Director, Restaurant Management Corp. (owns and operates restaurants)
Michael J. McClure (47) Director since 2002	Executive Vice President and Chief Financial Officer, Affirmative Insurance Holdings, Inc. (insurance), 2007-Present
Managing Director, Residential Capital, LLC (real estate financing), 2006-2007
Financial Consultant, Self-Employed, 2003-2006
Executive Vice President, Kemper Insurance (property and casualty insurance), 1998-2003
Peter C. Roberts (47) Director since 2003	Chief Executive Officer — Americas, Jones Lang LaSalle, Inc. (real estate and money management services to investors, occupiers and owners of commercial real estate), 2003-Present
Global Chief Operating Officer — Jones Lang LaSalle, Inc., 2002
Director Jones Lang LaSalle, Inc. (NYSE: JLL), 2001-2004

PROPOSAL TWO: APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
Corus is requesting shareholder approval to ratify the Audit Committee’s appointment of Ernst & Young LLP as Corus’ independent auditors for the fiscal year ending December 31, 2008. In the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee determines that such a change would be in Corus’ and its shareholders’ best interests.
One or more representatives of Ernst & Young LLP will be present at the meeting and will have the opportunity to make a statement if they desire to do so. Ernst & Young LLP representatives will also be available to respond to appropriate questions that shareholders may have.
Fees
The following table represents fees billed to Corus by Ernst & Young LLP for services provided in 2007 and 2006.

Fee Category	2007	2006
Audit Fees	$549,500	$400,000
Audit-Related Fees	30,000	45,300
Tax Fees	—	—
All Other Fees	1,500	1,500

Total	$581,000	$446,800
Audit-Related Fees include costs associated with auditing the Company’s benefit plans in both 2007 and 2006. For 2006, Audit-Related Fees also include costs related to reviewing the Company’s S-8 filings.
The Audit Committee’s policies and procedures require pre-approval for all audit and permissible non-audit services to be performed by the independent public accountants. The Chairman of the Audit Committee has the authority to pre-approve non-audit services provided subsequent notification is made to the Audit Committee at the next scheduled meeting. All of the Ernst & Young LLP fees mentioned above were pre-approved either by the Audit Committee or its Chairman according to these procedures.

PROPOSAL THREE: AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION TO PERMIT THE BY-LAWS OF THE CORPORATION TO LIMIT, RESTRICT, OR IMPOSE CONDITIONS ON INDEMNIFICATION
The Board of Directors is recommending that article EIGHTH of Corus’ Amended and Restated Articles of Incorporation (the “Articles”) be amended to provide the Board of Directors with the ability to amend the Company’s By-Laws to impose requirements, restrictions or conditions on the indemnification of persons whom it has the power to indemnify.
Minnesota Law provides for broad indemnification unless a company imposes limits, restrictions or conditions within its articles of incorporation or bylaws. The Board of Directors desires to impose a condition on officers of its subsidiary (i.e. Corus Bank N.A. officers) to be eligible for indemnification. The Board believes that any officer of its subsidiary requesting indemnification should not be entitled to indemnification if their conduct that is the subject of the indemnification request was grossly negligent or reckless. Therefore, the Board has approved an amendment to our bylaws that would deny eligibility for indemnification to officers of our subsidiary if the Board determines that their conduct was grossly negligent or reckless (the “Bylaws Amendment”). The Bylaws Amendment, while not requiring shareholder approval, is subject to this proposed amendment to our Articles being approved by shareholders.
Toward this end, the Board has approved an amendment to our bylaws that would go into effect if this amendment to our Articles is approved by the shareholders (though that amendment to the bylaws does not require shareholder approval and such approval is accordingly not being requested). That amendment to the bylaws would deny eligibility for indemnification to officers of our operating subsidiary if their conduct were determined to be grossly negligent or worse.
Attached as Exhibit A to this proxy statement is article EIGHTH of our Articles of Incorporation marked to show the changes we propose. Attached as Exhibit D to this proxy statement is a “clean” version of our complete Amended and Restated Articles of Incorporation as we propose to amend it under this proposal as well as our proposed amendments as discussed elsewhere in this proxy statement (in Proposals FOUR and FIVE).
The approval of this proposed amendment to the Amended and Restated Articles of Incorporation requires the affirmative vote of a majority of the outstanding shares of Common Stock present and entitled to vote at the meeting.
The Board of Directors recommends a vote “FOR” approval of the proposal to amend the Articles of Incorporation.

PROPOSAL FOUR: AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION CONFORMING THE VOTING MECHANICS WITH THE DEFAULT PROVISIONS OF MINNESOTA LAW
The Board of Directors is recommending that article ELEVENTH of Corus’ Amended and Restated Articles of Incorporation (the “Articles”) be amended to conform the voting mechanics with the default provisions of Minnesota Law.
The default threshold under Minnesota law for shareholder approval of matters other than the election of directors is “the greater of (1) a majority of the voting power of the shares present and entitled to vote on that item of business, or (2) a majority of the voting power of the minimum number of the shares entitled to vote that would constitute a quorum for the transaction of business at the meeting, except where this chapter or the articles require a larger proportion or number.” [italics added]
We are concerned that the language that currently appears in our articles might inadvertently be read to impose a higher standard than the foregoing Minnesota default provision. Our articles read in relevant part: “At all meetings of stockholders, special or annual, a majority of the stock entitled to vote thereat shall constitute a quorum. The affirmative vote of a majority of all of the shares present and entitled to vote thereat shall be required for the taking of any action by the stockholders, including the election of directors, except where the Minnesota Business Corporation Act requires a larger proportion or number.” [italics added] We are concerned that this reference in our articles to “thereat” could be interpreted to refer to a majority of the shares present at the meeting, rather than just a majority of the shares present and entitled to vote on the particular item of business at issue.
This could be quite problematic in the event the company receives a significant number of “broker non-votes”. “Broker non-votes” exist when a beneficial owner of our shares holds those shares through a broker in “street name,” does not affirmatively vote their shares, and the broker pursuant to existing exchange rules is discretionarily entitled to vote the shares on certain “routine” matters but not on other “nonroutine” matters. Although Minnesota law is not entirely clear on point, we believe there is significant risk that although the discretionary vote cast by a broker on routine matters means that the beneficial owner’s shares are present and entitled to vote at the meeting, those shares would not be considered entitled to vote on any given nonroutine items of business.
This means that under certain circumstances it is possible that we receive affirmative votes from a sufficient number of shareholders to satisfy the minimum threshold under Minnesota Law (which would be at least a majority of those present and entitled to vote on that item of business), however, the proposal could still fail because we do not receive enough votes to satisfy a majority of those present and entitled to vote at the meeting generally (which would include the broker non-votes).
The only matters currently considered routine for this purpose are the ratification of auditors and director elections — all other matters are nonroutine. Furthermore, there is a proposed amendment to applicable exchange rules which, if ultimately approved by the SEC, would render even director elections nonroutine. In light of the foregoing considerations and in light of the proposed amendment to exchange rules which would render even director elections nonroutine, we believe it is in the best interest of the corporation and its shareholders to amend our articles to clarify that the Minnesota default rule will apply to shareholder voting, both as to the election of directors and as to other matters.

Attached as Exhibit B to this proxy statement is article ELEVENTH of our Articles of Incorporation marked to show the changes we propose. Attached as Exhibit D to this proxy statement is a “clean” version of our complete Amended and Restated Articles of Incorporation as we propose to amend it under this proposal as well as our proposed amendments as discussed elsewhere in this proxy statement (in Proposals THREE and FIVE).
The approval of this proposed amendment to the Amended and Restated Articles of Incorporation requires the affirmative vote of a majority of the outstanding shares of Common Stock present and entitled to vote at the meeting.
The Board of Directors recommends a vote “FOR” the approval of the proposal to amend the Amended and Restated Articles of Incorporation to conform the voting mechanics with Minnesota Law.

PROPOSAL FIVE: AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION TO CREATE A PLURALITY CARVEOUT TO THE MAJORITY VOTING STANDARD IN THE CASE OF A CONTESTED ELECTION
The Board of Directors is recommending that article ELEVENTH of Corus’ Amended and Restated Articles of Incorporation (the “Articles”) be amended to elect directors by the plurality of votes in the case of a contested election of directors.
During the past several years, at the request of shareholders many public corporations have shifted from the historically dominant plurality voting standard in director elections to the new majority-voting standard. At Corus we are proud to have been significantly ahead of the crowd in this respect, as we have had a majority voting standard in place for director elections for many years.
However, in connection with the recent majority voting movement, a concern has been articulated concerning the effect of majority voting in “contested elections”. For this purpose, a “contested election” is an election in which the number of potential directors that are competing to become a director exceeds the number of board seats to be filled. In such a case, a majority voting standard increases the risk that fewer directors, or potentially even no directors, will mathematically succeed in achieving the requisite majority for election (or reelection). The scenario of no directors succeeding in an election has sometimes been referred to as a “failed election.”
To reduce the risk of failed elections as a result of adopting a majority voting standard, a very common approach is to create a carveout to the majority voting standard solely in the case of contested elections, and in those cases, impose a plurality voting standard instead.
As distinct from the majority voting standard, under which a director must receive an affirmative majority of votes cast with respect to the election of directors in order to be reelected, under the plurality standard the open board seat is filled by whichever director receives the highest number of votes, even if that number is less than a majority of the votes cast in the election. In a contested election, a plurality standard would mitigate the risk that no director receives a majority of the votes cast and thus mitigates the risk of open, unfilled board seats in the wake of the election.
Although we are proud to have been a leader with respect to majority voting for directors, we believe it is in the best interest of the corporation and its shareholders to recognize concerns recently articulated and addressed by many other corporations in connection with the majority voting standard and move to adopt a plurality standard to apply solely to contested elections.
Separate from this proposed amendment to our Articles of Incorporation, our Board of Directors has approved an amendment to our bylaws concerning director resignations (the “Second Bylaws Amendment”). The Second Bylaws Amendment would express the expectation of the Board that, if an incumbent director who has been nominated for reelection to the Board fails to receive the required vote for reelection, such director would tender his or her offer to resign from such position. These provisions are intended to address the situation of a director who has not been reelected to the Board, but who might otherwise remain in office under applicable state law until a successor is properly elected. Such provisions would be subject, however, to various limitations, including: (i) the provisions are phrased in a precatory rather than mandatory manner and would therefore not be enforceable; (ii) any such resignation would be subject to acceptance by the Board, which the Board might decline; and (iii) the Board could at any time rescind or modify these bylaw provisions. The Second Bylaws Amendment, while not requiring shareholder approval, is subject to this proposed amendment to our Articles being approved by shareholders.

Attached as Exhibit C to this proxy statement is article ELEVENTH of our Articles of Incorporation marked to show the changes we propose. Attached as Exhibit D to this proxy statement is a “clean” version of our complete Amended and Restated Articles of Incorporation as we propose to amend it under this proposal as well as our proposed amendments as discussed elsewhere in this proxy statement (in Proposals THREE and FOUR).
The approval of this proposed amendment to the Amended and Restated Articles of Incorporation requires the affirmative vote of a majority of the outstanding shares of Common Stock present and entitled to vote at the meeting.
The Board of Directors recommends a vote “FOR” the approval of the Amended and Restated Articles of Incorporation to elect directors by the plurality of votes in the case of a contested election of directors.

CORUS COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Committee (the “Committee”) is responsible for the approval and oversight of compensation and benefit plans and agreements affecting executive officers. The Committee consists entirely of independent, non-employee directors who are not eligible to participate in the management compensation program.
Objectives of Our Compensation Program
Corus’ executive compensation objective is to link compensation with corporate and individual performance in a manner which, recognizing the marketplace practices of other comparable companies, will retain and attract executives who can achieve Corus’ short and long-term goals. This compensation objective is intended to:
•	Align the interests of executive officers with the interests of our shareholders;

•	Attract and retain key talent needed to compete successfully in an intensely competitive environment;

•	Motivate executives with competitive total compensation opportunities based on Corus’ performance and each individual executive’s contributions to that performance;

•	Emphasize performance-based compensation over fixed salary, particularly for executives involved in loan origination; and

•	Use long-term equity compensation programs based on the performance of Corus common stock to further align the interests of executive officers with our shareholders.
General Compensation Framework & Approach
Corus (or “the Company”) employs a compensation program of base salaries, cash bonuses and equity awards (typically in the form of stock options). We provide very limited perquisites to our executive officers. We have a compensation plan we believe aligns our executive officers’ and shareholders’ interests, yet is simple, straightforward and easy to understand. (Please see the below section entitled “Elements of Our Compensation Program” for a detailed discussion and analysis of each of these aspects of our officers’ compensation.)
Further, as a general practice, the more senior an employee of the Company is, the greater the proportion of that employee’s overall compensation will be variable, typically awarded in the form of cash bonuses and equity awards. This approach will be reflected in two ways — executive officers’ salaries will typically represent a smaller portion of their overall cash compensation (than would be the case for more junior officers, whose salaries will generally represent the majority of their cash compensation), and executive officers’ total cash compensation will typically represent a smaller portion of their total compensation (than would be the case for more junior officers, whose total cash compensation would likely represent the great majority of their total compensation). Thus, as an example, our Chief Executive Officer received 55% of his compensation in the form of cash, with the remainder coming in the form of equity awards, and two-thirds of his overall compensation came in the form of the cash bonuses and stock options. We structure our compensation this way for two reasons. First, the salary levels of our executive officers are already sufficient to guarantee their ability to cover fixed personal and family expenses, as discussed more below. Second, our executive officers not only have greater responsibility for, but also have a greater ability to affect, our overall corporate performance. We believe that making a greater proportion of such employee’s compensation variable and potentially responsive both to individual and overall corporate performance is both a fair and a valuable incentive for such individuals to perform to their highest ability.

Process for Determining Compensation
At its April 23, 2007 meeting, the Committee granted stock option awards, and at its March 9, 2007 meeting granted restricted stock awards. Toward the end of the year, at its November 27, 2007 meeting, the Committee awarded 2007 bonuses and set 2008 base salaries. At that November meeting the Committee also finalized the terms of the Company’s new Commission Program for Commercial Loan Officers (the “New CLO Plan”), which now augments the Former CLO Program (the “Former CLO Program”). Both the Former CLO Program and the New CLO Plan (collectively, the “CLO Programs”) are discussed below (under the “Commercial Loan Officer Commission-Based Compensation” section).
In advance of the November 27, 2007 meeting of the Committee, Corus’ Chief Executive Officer (“CEO”) prepared recommendations to the Committee concerning the compensation of executive officers other than himself. The CEO’s recommendations were based, in part, on information prepared by Corus’ Chief Financial Officer (which included Corus’ actual performance for the nine months ended September 30, 2007 and projections for the entire fiscal year). These recommendations were forwarded to the members of the Compensation Committee for their consideration in advance of the Committee’s November meeting. In addition, in advance of the Committee’s November meeting the chair of the Committee and the CEO discussed both the CEO’s compensation and the CEO’s recommendations as to the compensation of executive officers other than himself.
During the November Committee meeting, the CEO was present to answer questions and discuss executive compensation matters, both as to his own compensation and that of other executive officers. The CEO then left the meeting prior to commencement of deliberations and voting by the Committee with respect to his own compensation.
Peer Group Comparisons
The Committee considers various factors when assessing and determining the appropriate level of compensation for the CEO, CFO and the second highest paid executive. In addition to considering the performance of Corus (actual performance for the nine months ended September 30, 2007 and projections for the entire fiscal year) and of the executive officers, the Committee also considered the compensation levels of similarly-situated executives at companies that the Committee believes to be comparable to Corus — what is often referred to as “benchmarking.” This process included a review of the absolute levels of compensation, as well as a review of the various elements of compensation (e.g., salary, bonus, stock options, restricted stock, benefits, etc.) and their relative proportions (i.e., the distribution of the employee’s total compensation between salary, cash bonuses, equity awards, benefits, etc.).
The Committee reviewed surveys of the compensation practices of both U.S. bank holding companies and Illinois-based companies. The bank holding company peer groups, which are detailed below, generally consisted of those financial institutions with comparable market capitalizations, total assets and/or earnings. The Illinois peer group, which is also detailed below, consists of those companies headquartered in Illinois with comparable market capitalizations to Corus.
The Committee believes, however, that a benchmark should be just that—a point of reference for measurement—but not the determinative factor for our executive officers’ compensation. The purpose of the comparison is not to supplant, but rather augment, or provide context for, the Committee’s compensation decisions. The Committee reviewed the compensation practices of the peer groups relative to the CEO, CFO, and second highest paid executive. While there is no pre-determined target for setting the compensation of those named executives relative to the peer groups, the Committee did review the average total compensation of the peer groups and the individual components that make up total compensation of such individuals among the peer groups.

Because the comparative compensation information is just one of the several perspectives used in setting executive compensation, the Compensation Committee has discretion in determining the nature and extent of its use. Further, given the limitations associated with comparative pay information for setting individual executive compensation, including the difficulty of assessing and comparing wealth accumulation through equity gains and post-employment amounts, the Committee may elect to not use the comparative compensation information at all in the course of making compensation decisions.
The Committee believes these peer groups detailed below represented solid cross sections of comparable bank holding companies, as well as provided an insight into the compensation practices of Illinois-based companies (which also factor into the competitive landscape). The Committee reviews the composition of the peer groups at least annually to ensure their continuing relevance for comparative purposes.

Peer Compensation — Bank Holding Companies
The Committee reviewed the peer compensation practices of three separate cross sections of bank holding companies deemed comparable to the Company. These peer groups were drawn from a database of all U.S. publicly traded bank holding companies with total assets between $3 and $15 billion as of December 31, 2006 and that also met the following conditions:
1)	Total assets between $6 and $12 billion as of December 31, 2006;

2)	Among the twenty companies with market capitalizations closest to that of Corus (10 above and 10 below) as of March 30, 2007 and November 5, 2007;

3)	Among the twenty companies with net income for the 9 months ended September 30, 2007 closest to that of Corus for the same period (10 above and 10 below).
The following bank holding companies were thus included in the peer groups. Certain companies may have had more than one of the above characteristics, and therefore would have been represented in more than one survey (as noted by the footnotes below).

1st Source Corp.[2]	First Midwest Bancorp, Inc.[1,3]	Sterling Bancshares Inc.[2]
Alabama National Bancorp.[1]	FirstMerit Corp.[1,3]	Sterling Financial Corp.[1,3]
Amcore Financial, Inc.[2]	FNB Corp.[1,2]	Susquehanna Bancshares, Inc.[1,2]
BancFirst Corp.[2]	Frontier Financial Corp.[2]	SVB Financial Group[1,3]
BancorpSouth, Inc.[3]	Hanmi Financial Corp.[2]	TCF Financial Corp.[3]
Bank of Hawaii Corp.[1,3]	Harleysville National Corp.[2]	Texas Capital Bancshares, Inc.[2]
Banner Corporation[2]	IberiaBank Corp.[2]	Trustmark Corp.[1,3]
Boston Private Financial Holdings[2]	International Bancshares Corp.[1,3]	UCBH Holdings, Inc[1,3]
Cathay General Bancorp[1,3]	Irwin Financial Corp.[1]	UMB Financial Corp.[1]
Central Pacific Financial Corp.[2]	MB Financial, Inc.[1]	Umpqua Holdings Corp.[1]
Chemical Financial Corp.[2]	National Penn Bancshares, Inc.[2]	United Bankshares, Inc.[1,3]
Chittenden Corp.[1]	NBT Bancorp Inc.[2]	United Community Banks Inc.[1]
Community Bank System, Inc.[2]	Old National Bancorp[1]	USB Holding Co. [2]
Community Banks, Inc.[2]	Pacific Capital Bancorp[1,3]	Valley National Bancorp[3]
Community Trust Bancorp, Inc.[2]	PrivateBancorp, Inc.[2]	WesBanco, Inc.[2]
Cullen Frost Bankers, Inc.[3]	Prosperity Bancshares, Inc.[2]	Western Alliance Bancorp.[2]
CVB Financial Corp.[1,2]	Provident Bankshares Corp.[1,2]	Whitney Holding Corp.[1,3]
East West Bancorp, Inc.[1,3]	S&T Bancorp, Inc.[2]	Wilmington Trust Corp.[1,3]
First Commonwealth Financial [1,2]	Sandy Spring Bancorp, Inc.[2]	Wintrust Financial Corp.[1]
First Financial Bancorp[2]	Signature Bank[2]
Included in at least one of the peer groups based on:

[1]	$6-$12 billion in total assets.

[2]	Market capitalizations 10 above and 10 below Corus’ market capitalization (as of March 30, 2007 & November 5, 2007).

[3]	Net income for the 9 months ended September 30, 2007, 10 above and 10 below Corus’ net income for the same time frame.

Peer group composition will likely change over time.

Peer Compensation — Illinois Companies
The Committee also reviewed the peer compensation practices of the twenty Illinois-based companies with market capitalizations 10 above and 10 below Corus’ market capitalization. The following Illinois companies were thus included in the peer groups:

AAR Corp.[1]	Huron Consulting Group[1]
Acco Brands Corporation[1]	iPCS, Inc. [2]
Aftermarket Technology Corp.[2]	Landauer, Inc. [2]
Akorn, Inc. [2]	Littlefuse, Inc. [1]
Amcol International Corp. [1]	LKQ Corp. [1]
Amcore Financial, Inc.[2]	Metal Management, Inc.[1]
A.M. Castle & Co. [2]	Methode Electronics Inc. [2]
Aventine Renewable Energy Inc.[2]	The Middleby Corp. [1]
CNA Surety Corp. [1]	Navigant Consulting, Inc.[1,2]
Consolidated Communications Holdings, Inc.[2]	Playboy Enterprises, Inc. [2]
Diamond Management & Tech. Consultants [2]	PrivateBancorp, Inc. [1,2]
Federal Signal Corp[2]	RC2 Corp. [1,2]
FreightCar America, Inc. [2]	Schawk, Inc. [2]
FTD Group, Inc. [2]	Standard Parking Corporation[2]
Heidrick & Struggles International, Inc.[1,2]	Tenneco Inc. [1]
Horace Mann Educators Corp. [1]	Treehouse Foods Inc.[1]
Hub Group, Inc.[1]	Wintrust Financial Corp. [1]
Included in the Illinois peer group for the:

[1]	April 23, 2007 Committee meeting (based on market capitalizations at March 16, 2007).

[2]	November 27, 2007 Committee meeting (based on market capitalizations at November 5, 2007).

Peer group composition will likely change over time.
Along with peer group comparisons, the Committee reviewed so-called “tally sheets” for each named executive officer setting forth all of the items in the Summary Compensation Table, as well as detailed information regarding all compensation related agreements, retirement benefits and perquisites. The overall purpose of these tally sheets is to bring together, in one place, all of the elements of compensation for our named executive officers. The Committee also carefully reviewed the relationship among the compensation levels of our named executive officers, both vis-à-vis one another and relative to the compensation of other senior officers of the Company.
The Committee did not employ any compensation consultants to advise the Committee with respect to 2007 compensation decisions.1 (See section below entitled “Looking Forward to 2008” as to the engagement of Towers Perrin.)
Despite review of the various foregoing factors and considerations, it is important to understand that the Committee ultimately makes a discretionary, rather than a formulaic, determination as to the appropriate level, types and mix of compensation to our executive officers.

[1]	The Company engaged Hewitt Associates during 2007, but only with respect to actuarial services and reporting matters related to the Company’s pension plan.

Elements of Our Compensation Program
Base Salaries
The base salaries of our executive officers are determined in consideration of their positions’ scope of responsibilities and their personal skills and experience. Other factors considered are individual performance, the success of the individual in achieving Corus’ goals, the competitiveness of the executive’s total compensation and Corus’ ability to pay an appropriate and competitive salary. Executive officers are eligible for periodic increases in their base salary as a result of individual performance or significant increases in their duties and responsibilities. The amount and timing of an increase depends upon the individual’s performance and also, for the CEO and CFO, and to a certain extent for the second highest paid officer, upon the position of salary relative to the competitive market. The Compensation Committee sets the CEO’s salary, as well as reviews and approves any salary increases for executive officers.
Because base salaries are intended to provide a stable, fixed component of compensation, rather than one which varies heavily with Company or individual performance, salaries have historically tended to be fairly stable from one year to the next, and we would anticipate that this pattern will likely continue in the future.
Bonuses
In addition to a fixed base salary, Corus provides executive officers (excluding commercial real estate officers who participate in the CLO Programs) the opportunity to earn cash bonuses, which are determined and awarded on an annual basis (the “Bonus Program”). The Bonus Program is designed to promote a pay-for-performance philosophy by placing a significant portion of total compensation “at risk.” This structure is intended to advance the interests of the Company and its shareholders by helping us to attract, retain and motivate key personnel upon whose performance and contributions to the Company are closely tied to their bonus.
In awarding bonuses near year-end,2 the Committee considers the achievements of each executive officer and of Corus for that year. The achievements may be quantitative or qualitative. While there are no specific performance weightings established, factors considered may include the officer’s: position and responsibility, performance and contributions, years of experience with Corus and in the industry, knowledge of the banking industry, ability to recruit and build a management team, and commitment and entrepreneurial spirit. The Committee believes that Corus is still a small enough organization to be able to evaluate the specific contributions made by an executive officer in a given year.
The Company does not have a specific policy to seek to adjust retroactively or recover executive officers’ salaries or bonuses, primarily because officers’ salaries and bonuses are determined each year based on numerous factors coupled with a subjective judgment process. It is not simply the mathematical operation of a predetermined formula based on numeric performance criteria (criteria which, in the event of a restatement or other adjustment, might subsequently be determined not to have been satisfied). There thus does not exist a simple, direct relationship between any given numeric performance measure and the level of salaries and bonuses. The Company’s Former CLO Program (as discussed below) though does contain the possibility of “retroactive” recoveries of prior compensation. The Former CLO Program, which pertains to loans originated October 31, 2006 or earlier, requires the “hold back” of certain portions of an officer’s commissions. These held back commissions are at risk of forfeiture in the event Corus experiences a loss on any of an officer’s loans originated October 31, 2006 or earlier.

[2]
The Committee set Mr. Stein’s 2007 bonus earlier in the year as part of his transition out of the Former CLO Program (see discussion in “Transition of Mr. Stein Out of the Former CLO Program” section).

Commercial Loan Officer Commission-Based Compensation
For our commercial real estate loan officers, whose duties are not primarily supervisory or administrative, but rather oriented toward revenue and business generation, Corus maintains commission-based programs. The CLO Programs (defined in the “Process for Determining Compensation” section above) are designed to reward commercial loan officers for originating new loans, with the amount of the commissions based on, among other things, the amount of interest, points and fees earned on those loans. The CLO Programs are also intended to help attract and retain qualified commercial loan officers. There are presently 19 commercial loan officers whose compensation comes from commissions earned under the CLO Programs, including Mr. Timothy J. Stodder.
We believe that tying a significant portion of the compensation of officers who serve in a sales role to the profitability of those sales is the best way to motivate those executives, build revenue, and serve the interests of our shareholders. However, we want to be careful not to create an incentive for our loan officers to pursue loans that don’t offer an adequate risk-reward relationship. A loan officer pursuing such low quality opportunities might maximize their own commission income over the short term, but the Company’s profits and shareholder interests would be damaged over the longer term.
While both CLO Programs require that officers share in some portion of the risk of loss on loans they generate, the manner in which losses may be charged to an officer differs between the Former CLO Program and the New CLO Plan. The primary distinction being that the Former CLO Program generally required that the Company hold back a meaningful portion of each year’s commissions earned by a commercial loan officer (and for a substantial period of time). Those held back commissions, along with an officer’s current year’s commissions, were then at risk of loss (pursuant to a formula contained in the Former CLO Program) if the Company experienced losses on those loans. In contrast, the New CLO Plan, while still placing an officer’s current year’s commissions at risk of loss, does not contain a commission holdback provision. The reason for this change, along with more detailed descriptions of the Former CLO Program and New CLO Plan, are discussed below.
Basis for Change
On November 27, 2007, the Compensation Committee finalized changes to the manner by which the Company compensates its commercial real estate loan officers. These changes are in response to the recent enactment of new tax rules related to nonqualified deferred compensation (Section 409A of the Internal Revenue Code pursuant to the American Jobs Creation Act), and are reflected via revisions to the Former CLO Program as well as the adoption of the New CLO Plan.
These new tax rules impose potentially severe penalties on deferred compensation that does not meet certain requirements. The new rules are unfortunately very complex, difficult to interpret, and untested, thus giving rise to significant uncertainties as to how these new rules will be applied. While we believe that commissions held back (and thus deferred) under the Former CLO Program would be eligible for an exemption from these requirements, the foregoing considerations make definitive conclusions quite difficult. Consequently, we have decided to move to a new commission program for our loan officers that does not contain a hold back deferral feature.

Loans originated through October 31, 2006, will continue to be covered by the Former CLO Program, and loans originated on November 1, 2006 and thereafter will be covered by the New CLO Plan. Over time a growing percentage of commercial loan officers’ compensation will be paid under the New CLO Plan (with the majority of this transition likely occurring over the next 4 to 5 years). The Company has reserved the right to amend or terminate either the Former CLO Program or the New CLO Plan, or both, at any time.
Former CLO Program
As cited, the Former CLO Program continues to apply to loans originated through October 31, 2006. As background, the Company maintained the Former CLO Program, a long-term incentive plan for the commercial loan officers, for many years. The Former CLO Program generally required that the Company hold back a meaningful portion of each year’s commissions earned by a commercial loan officer (and for a substantial period of time). These held back commissions then remained at risk of being reduced (pursuant to a formula contained in the Former CLO Program) should the Company experience losses on the loans generated by the commercial loan officers. This tied the ultimate payment of a share of our loan officers’ commission income to the long-term performance of the loans they originate, thus incentivizing them to pursue not only quantity but also quality in their loan originations. As of December 31, 2007, Mr. Stein and Mr. Stodder had commission holdbacks valued at approximately $2.3 million and $1.0 million, respectively.
As to amounts held back, under the Former CLO Program each loan officer elected the form in which the holdbacks were to be placed during the holdback period. There were three investment options for amounts held back: Units that are each equivalent to a share of Corus common stock, an account with returns based on the performance of an investment that tracks the S&P 500, or cash with interest credited based on the prevailing Treasury rate during the holdback period. Although loan officers were at full liberty in regard to their investment elections, they historically placed a significant portion of their holdbacks into Corus stock. We believe that the existence of holdbacks in Corus stock (which holdbacks under the Former CLO Program are anticipated to continue to exist, though in gradually diminishing amount, over the next several years) helps to align such officers’ incentives with those of the Company’s shareholders, much in the same way that direct stock ownership by the executive officers would.
New CLO Plan
The New CLO Plan is effective for all loans originated November 1, 2006 and thereafter. Just as with the Former CLO Program, the New CLO Plan is designed to reward commercial loan officers for originating new loans, with commissions calculated in a similar manner to the Former CLO Program. The New CLO Plan does not (as cited above) contain a commission holdback provision, but officers do continue to share in the risk of loss, as their current year commissions are still exposed to reduction, even elimination, in the event of losses on their loans. Loans originated under the New CLO Plan will generally result in commissions that are somewhat lower than what would have resulted under the Former CLO Program. Compensation therefore continues to be tied to loan origination and the profitability of those revenues to the Company, and loan officers are encouraged to strive not only for quantity but also for quality. (There are various other differences between the two programs. For further details, please see the text of the documents filed as Exhibits 10.1 and 10.2 to our Form 8-K filed with the SEC on December 7, 2007.)

Impact of the Change on Mr. Stodder
Timothy J. Stodder, a named executive officer of the Company, is compensated under the CLO Programs. The revisions to the Former CLO Program together with the adoption of the New CLO Plan may well impact the amount, timing and form of his overall compensation. Under the New CLO Plan, in order to compensate him for the supervisory assistance he renders to other loan officers, Mr. Stodder will receive 2% of the profit on loans whose origination he supervised, but he will not otherwise be compensated under the program. Due to the manner in which the CLO Programs operate, coupled with the uncertainty of future loan originations, losses, etc., it is not known at this time with precision whether the net effect will be to increase or decrease the amount and/or affect the timing of Mr. Stodder’s compensation.
Transition of Mr. Stein Out of the Former CLO Program
Mr. Michael G. Stein, who is a named executive officer and the head of the Company’s commercial real estate loan department, was previously compensated under the terms of the Former CLO Program. As a reflection of the continued increase in Mr. Stein’s supervisory responsibilities and corresponding decrease in his front-line loan origination responsibilities, he has been transitioned from being compensated under the Former CLO Program to a compensation plan along the lines of the Company’s other named executive officers. Mr. Stein’s transition was effectuated via two separate agreements between the Company and Mr. Stein, entered into in December 2006 and June 2007 (disclosed via Form 8-Ks filed on December 18, 2006, and June 29, 2007, respectively).
Per the terms of the December 2006 agreement, Mr. Stein waived all commissions associated with loans originated during the 2006 commission year (commissions that he would have otherwise been entitled to receive) and agreed to cease participation in the Former CLO Program with respect to loan originations in later years. (The CLO Program commission year runs from November 1st through October 31st, thus the 2006 commission year includes loans originated from November 1, 2005 through October 31, 2006). This waiver applied not only to commissions that would otherwise have been earned in 2006, which were approximately $720,000, but also all commissions that would have otherwise also been earned in future years on the 2006 loan originations. At the time of the waiver, management indicated to the Committee that the 2006 loan originations could have generated aggregate commissions to Mr. Stein in future years (i.e., in 2007 and all later years) of between $1.5 to $2.0 million (or more). As such, Mr. Stein waived the right to earn future commissions on 2006 commission year loan originations that could have eventually totaled between $2.2 to $2.7 million. As Mr. Stein was waiving all commissions on 2006 commission year loan originations, Mr. Stein was released from his share of any future losses that may be incurred with respect to those loans. As a result of this agreement, and in accordance with the terms of the Former CLO Program, Mr. Stein became entitled to the release of previously held back commissions (totaling 254,572 shares of Corus common stock and cash of $68,820, which the Company disbursed in December 2006). The terms of the agreement do not alter Mr. Stein’s participation in the Former CLO Program relative to those loans originated during the 2005 and earlier commission years. As a result, he continued to be eligible to earn commissions on those loans and also continued to be at risk of loss on those loans in the future.
In June 2007, the Company and Mr. Stein entered into a second agreement that largely ceased his participation in the Former CLO Program and effectively completed his transition to a discretionary compensation plan along the lines of the Company’s other named executive officers. Per the terms of this agreement, Mr. Stein waived all potential future commissions on loans originated October 31, 2005 and earlier that he would otherwise have been entitled to in the 2007 and subsequent commission years (he had, per the terms of the agreement entered into in December 2006 and discussed above, previously waived all commissions on loans originated November 1, 2005 and thereafter), except for potential future commissions related to three outstanding loans (the potential commissions on those loans could not be reasonably estimated at the time the agreement was executed). While Mr. Stein waived the right to earn future commissions on most of the loans originated October 31, 2005 and earlier, the agreement stipulates that he remained eligible to receive his existing holdbacks under the Former CLO Program but that they would continue to be at substantial risk of forfeiture for future losses on all loans originated October 31, 2005 and earlier (on which he would have otherwise been entitled to earn commissions).

The agreements with Mr. Stein stipulate that commissions on the three remaining loans (as well as Mr. Stein’s holdbacks) will continue to be subject to reduction for any losses that may occur with respect to loans he originated October 31, 2005 and earlier. In return for Mr. Stein’s entering into these agreements, his annual base salary for 2007 was increased from $275,000 to $400,000 (in connection he was given an additional special payment to yield salary income for 2007 equal to what he would have received had the salary increase gone into effect at the beginning of 2007), he was guaranteed a 2007 annual cash bonus of $400,000 (to be paid at year-end 2007), and the opportunity to receive a restricted stock equity award 2007 (described below in detail under the “Equity Awards” section).
Other than as described above with respect to the three remaining loans and the holdbacks, for 2008 and subsequent years Mr. Stein’s salary, bonuses and any equity awards (whether restricted stocks or stock options) are anticipated to be determined in accordance with Company’s normal compensation review practices. Nothing in the agreements with Mr. Stein obligates the Company to pay or grant him any specified amount of salary, bonus or equity awards beyond those already discussed.
Equity Awards
As discussed in last year’s Compensation Discussion & Analysis, the Committee has historically used stock options as the means of granting equity compensation to our executive officers. In addition to stock options, the Company has also recently amended its equity award program to facilitate awards of restricted stock. Prior to 2007, the Company’s equity award program allowed for the granting of restricted stock grants, but not “performance-based” restricted stock. At last year’s annual meeting, the shareholders approved an amendment to our (then existing) equity award program that permits the award of “performance-based” restricted stock awards. Coincident with amendment, the plan was renamed the Corus Bankshares, Inc. Equity Award & Incentive Plan.
The ability to grant “performance-based” restricted stock awards is important in several respects, among them that Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s principal executive officer, and to any other employee who is subject to the Securities and Exchange Commission’s disclosure rules by virtue of the fact that the employee is one of the three highest compensated officers (other than the principal executive officer or the principal financial officer) as of the end of that fiscal year. However, the statute exempts commission-based and “performance-based” compensation from the deduction limit if certain requirements are met (and hence reduces the potential cost disparity to the Company between stock option and restricted stock awards to named executive officers whose compensation may exceed $1 million).
Stock Options
In addition to cash compensation in the form of salary, bonus and commissions, the potential for gains from equity ownership in the Company can constitute a powerful tool for attracting, retaining and motivating our talented executive officers. The Committee believes that stock options align the officers’ interests closely with those of our shareholders and incentivizes our executives to contribute to the success of the Company as a whole (and has therefore not required our executives to purchase stock in the Company).

In 2007, stock options were granted to the named executive officers as indicated in the Grants of Plan-Based Awards table. The Compensation Committee does not assign specific Company or individual formulas when awarding stock options for the CEO or its other executive officers, though the Committee did review certain data concerning equity awards by our peer groups. The stock option awards made by the Compensation Committee are based upon a subjective assessment of various factors, including each executive officer’s performance, the Company’s performance, and the Company’s historical stock option award practices.
Stock options awarded by the Company carry a 10-year final maturity and have historically been subject to a 5-year time-based vesting schedule (that is, 20% of an award vests on each of the next 5 anniversaries of the grant date). We believe that a time-based vesting schedule creates an appropriate incentive for the executive to remain employed with the Company for a number of years. At the same time, the Committee does not wish to impose too long a vesting schedule because in order for such an arrangement to remain economically attractive to the executive, the stock option would need to cover a correspondingly larger number of shares. We believe that such larger, longer stock options would reduce the Company’s ability to respond in a more agile manner to the evolution over time of the Company’s economic circumstances and the individual executive’s performance. Based on information recently provided to the Company by its new compensation consultants, Towers Perrin, indicating that three- or four-year vesting schedules are prevalent in the market, the Committee will reduce the length of the vesting schedule for future option grants.
As a matter of general practice, the Committee plans to grant stock option awards at meetings that have been scheduled well in advance and early in the year. Typically, the stock option awards shall be made relatively soon after the Company’s public release of the prior quarter’s earnings. The awards shall be made with an exercise price equal to the closing price of the Company’s stock on the date of the grant.
The only date during 2007 on which we awarded stock options was at our Compensation Committee meeting on April 23, 2007. These awards followed our Earnings Release for our first fiscal quarter ended March 31, 2007, that was released on April 20, 2007, and the stock options were granted with an exercise price equal to the closing price on the date of grant.
All named executive officers presently hold stock options, except for Michael G. Stein and Timothy J. Stodder. No equity awards have been awarded to Mr. Stodder in view of the fact that under the Former CLO Program he receives performance-based commission compensation tightly correlated with the Company’s financial success. While Mr. Stein has not historically received equity awards, he was granted a restricted stock award in 2007 (see above section “Transition of Mr. Stein Out of the Former CLO Program” for discussion of transition and below “Restricted Stock” section for discussion of his restricted stock awards).
As to commissions under the Former CLO Program that were required to be held back, both Messrs. Stein and Stodder have elected to invest a significant portion of those holdbacks in Corus stock. As a result, we generally believe that Mr. Stodder’s incentives are, and Mr. Stein’s incentives historically have been, already sufficiently aligned with those of shareholders without the further grant of stock options to them. With the shift in Mr. Stein’s role within the Company to a more supervisory capacity, he was awarded 30,000 shares of restricted stock in 2007 and his compensation structure may continue to shift in future years to include greater equity grants, potentially including stock options.

Lastly, following a change in control the Equity Award and Incentive Plan provides for full acceleration of our officer’s stock options (i.e., all then unvested options would become vested). Please see the section entitled “Change of Control” later in this document for further discussion.
Restricted Stock
In light of the amendment to the Equity Award & Incentive Plan, in 2007 the Committee offered officers with the title of Senior Vice President or higher (excluding commercial loan officers who participate in the CLO Programs) the opportunity to express a preference to receive stock options or restricted stock.
In cases where an officer expressed a preference to receive restricted stock instead of stock options, the total number of shares of restricted stock granted to that employee was only one fifth of the number of stock options that would otherwise have been granted (that is, one restricted stock award in lieu of every five stock options). The Committee determined this “trade ratio” relationship was appropriate based upon its review of various factors, including the Black-Scholes estimated fair value of stock options. While the Committee extended certain officers the opportunity to express their equity award preferences in 2007, no decision has been made as to whether the Committee would extend this preference opportunity in the future.
In our experience different individuals have different tolerance for risk based on a variety of personal preferences and circumstances, including the point at which they find themselves in their careers.  We believe flexibility in this regard provides a benefit that will at the margin help us retain these executives in a competitive environment.  At the same time, we do not believe that offering this opportunity to express a preference was or will be on balance harmful to the company. Although the dilutive impact to our existing shareholders of a restricted stock grant is more certain than that of a stock option (a stock option would not be exercised at a future date if Corus’ then prevailing stock price was below the option’s exercise price, whereas a restricted share will still retain value–and thus be dilutive to shareholders–even after a decline in the Company’s stock price), the dilutive impact of a restricted stock grant could also be significantly less than that of a stock option if the Company’s price were to appreciate significantly in the coming years (as a recipient of a restricted stock award in 2007 would have received only one fifth the number of shares that they could have received had they indicated a preference for stock options).
Among our named executive officers receiving equity awards, Mr. Stein expressed a preference for restricted stock. The Committee, while not bound by his indicated preference, respected his preference. In light of Mr. Stein’s significant contributions, and in accordance with the Committee’s expressed “trade ratio” (i.e., one restricted stock award in lieu of every five stock options), the Committee awarded Mr. Stein 30,000 restricted shares in 2007.
As Mr. Stein’s compensation in any one year may exceed $1 million, the Committee established certain performance-based conditions that must be met for his awards to vest (there are additional service-based conditions, as described below, that must also be met). The Committee believes the performance-based measures satisfy the requirements of the performance-based exemption from Section 162(m)’s limit on deductibility for restricted stock awards.

As Corus’ business model is almost entirely focused on its commercial real estate lending business, and as Mr. Stein is the head of that business, the Committee believed looking to the Company’s overall financial performance an appropriate, and clearly understood, perspective on Mr. Stein’s success. As such, Mr. Stein’s award requires that at least two of the three following specified goals must be met in order for his award of 30,000 shares to vest under the performance conditions:
(i)
The Company’s return on equity (defined as net income divided by shareholders’ equity), excluding any securities gains and losses, must be 80% or greater of the average return on equity for the Company’s U.S. bank holding company peers (U.S. bank holding companies with total assets of $3-$15 billion as of December 31, 2006) during the performance period (calendar year 2007);

(ii)
The Company’s “efficiency ratio” (defined as noninterest expense less goodwill amortization divided by net operating revenue, excluding any securities gains and losses) must be in the top quartile as to efficiency of the Company’s U.S. bank holding company peers (U.S. bank holding companies with total assets of $3-$15 billion as of December 31, 2006) during the performance period (calendar year 2007); and

(iii)
The capital of the Company’s operating subsidiary, Corus Bank, N.A., must be at least 125% of applicable regulatory requirements, such that the subsidiary is numerically classified as “well capitalized” as of the end of the performance period (December 31, 2007).

The Committee is scheduled to convene in early 2008 to review whether the performance-based goals on Mr. Stein’s restricted stock award were met and to certify, if applicable, the attainment of the performance goals.
In addition to the performance-based conditions, Stein’s restricted stock award is also subject to, just as the Company imposes on it stock option awards, a 5-year time-based vesting schedule (that is, 20% of an award vests on each of the next 5 anniversaries of the grant date). The award of 30,000 shares had a fair market value of $509,400.3
No decision has yet been reached by the Committee as to its use of restricted stock awards in the future because, although permitting executives to elect the form of award provides them flexibility, options provide a more powerful incentive for executives to work to increase the value of the Company’s stock, due to the greater impact of stock price changes on the value of options as compared to restricted stock awards. The Committee accordingly reserves judgment at this time as to whether the use of options as opposed to restricted stock awards might better serve the interest of stockholders over the long term.
During the periods when the shares under a stock award are still restricted (i.e., not vested), officers will not be entitled to vote the shares but will receive all dividends (and other distributions) paid with respect to those shares subject to the award.

[3]
The Committee awarded restricted stock grants, including Mr. Stein’s award, at its March 9, 2007 meeting. Being performance-based though, Mr. Stein’s restricted stock award was subject to shareholder approval of the, then proposed, amendment of the Company’s equity award plan. The shareholders subsequently approved the amendment of the plan at their April 23, 2007 meeting. Accordingly, the value of Mr. Stein’s restricted stock award was based on Corus’ closing price of $16.98 on April 23, 2007.

Change of Control
Change-in-Control Agreements
In late 2007, Corus entered into Change-in-Control Agreements (“Agreements”) with two of the five named executive officers, Tim H. Taylor and Randy P. Curtis. The Agreements are essentially identical to existing Change-in-Control Agreements that expired in late 2006.  Because the Agreements are complex, the following discussion must necessarily remain high-level.
The purpose of the Agreements is to provide severance compensation in the event of a termination of employment, under the circumstances described below under “Executive Compensation – Change-In-Control Agreements”, after a change in control of Corus. The agreements were entered into following review by the Committee of certain comparative information concerning the use of such agreements among our peer groups.
The Committee believes that the Agreements are in the best interests of the shareholders of Corus because, among other things, the Agreements encourage the continued attention and dedication of the executive officers covered by these Agreements to their assigned duties without distraction arising from the possibility of a change in control. Our employees are at-will and do not enjoy fixed-term employment agreements.
Executive officers who wish to benefit from the financial security provided by the Agreements must agree not to solicit either the Company’s customers or its employees for a two-year period following termination of the executive’s employment (though this restriction lapses if a change in control of the Company occurs, as defined in the Agreements).
Messrs. Taylor and Curtis elected to enter into such Agreements; Messrs. Stein and Stodder elected not to enter into such agreements; and no such agreement was offered to Mr. Glickman. The Committee believed offering a change-in-control Agreement to Mr. Glickman was unnecessary as he would be a major beneficiary of any acquisition of the Company by virtue of his significant equity ownership in the Company and therefore would not be in need of personal economic security following such an event.  The discussion below accordingly confines itself to the Agreements entered into by Messrs. Taylor and Curtis.
The Committee chose to offer Agreements to those officers with the title of First Vice President and higher (as indicated above, not all officers offered agreements choose to accept these agreements). The Agreements provide benefits in the form of payments under certain circumstances as a function of an employee’s base salary and bonus. The Committee offered officers with a title of Executive Vice President (EVP) the highest potential benefit (expressed as multiples of the officers’ salary and bonuses), with the potential benefits progressively scaled down for lower titled employees. The title-based tiered structure allowed the Committee to both calibrate the potential benefit with the employee’s value to the organization, which generally ‘tracks’ an officers’ title, while also providing both clarity and consistency in its approach. Messrs. Taylor and Curtis are both EVPs, thus their potential benefits are the maximum offered under the Agreements. The Agreements do not contain tax gross-up payments, post-retirement benefits, continuation of health care coverage (other than in the case of termination for disability) or any other perquisites.
If a change in control occurs, and if within three years of the change in control either the executive officer is terminated by the Company other than for “cause” or the executive leaves for “good reason” (both as defined in the Agreements), then the executive officer would receive a lump sum payment equal to the sum of three years’ worth of salary and an amount equal to his bonus in the year prior to the change in control (pro-rated for the point in the year which the change in control occurred).

Even if the executive officer is not terminated by the Company or does not terminate for “good reason”, we recognize that a change in control could have a significant adverse effect on an executive’s job satisfaction and career trajectory, and that the risk of such adverse changes could serve as a distraction to the executive officer or even as an incentive to leave our employ preemptively if a change in control were being contemplated.  In order to mitigate this risk, the Change-in-Control Agreements also provide that if the executive officer has stayed at the Company for a full year following the change in control, but voluntarily chooses to leave during a 30-day window following that anniversary of the change in control, the executive officer will be entitled to a severance payment equal to one and a half years’ worth of salary. Under this provision, the executive officer would not be entitled to a severance payment related to prior year’s bonuses.
Based on surveys prepared by management of selected peer bank holding companies from the database of bank holding companies with total assets between $3 and $15 billion as of December 31, 2005 (i.e. the peer group data set used in connection with the Committee’s 2006 compensation decisions), the Committee believes that the severance payment levels discussed above are comparable to those prevalent among our competitors.  We believe offering similar arrangements is important in our efforts to retain our most valued executive officers.
Assuming no change in control occurs in the meantime, the Agreements expire one year from the date entered into. We anticipate offering similar Agreements to a select group of executive officers again next year (which may include officers who do not presently have Agreements with the Company), but we have no legal obligation to do so. The Committee intends to make any amendments to existing or future arrangements necessary to ensure compliance with, or exemption from, Code Section 409A.
Stock Options & Change of Control Provisions
The Company’s Equity Award and Incentive Plan (together with award agreements issued to date pursuant to that Plan) itself also contains certain change-in-control provisions. These provisions are not dependent upon whether an officer has entered into a Change-in-Control Agreement (as discussed above), with the Company. Pursuant to the terms of our Equity Award and Incentive Plan, and irrespective of whether the executive officer stays at the Company following a change in control, full acceleration of the executive’s options would occur (i.e., all then unvested options would become vested) upon a change in control.  We viewed this provision as fair to our executives in light of the fact that by remaining employed with the Company they have shown serious personal commitment and have ventured their careers with us. We therefore believe it is fair that in such a case they benefit from such a change in control commensurate with the full amount of their option awards (rather than just the portion vested prior to the change in control event). In addition, based on surveys of the practices of comparable bank holding companies (described under the “Peer Group Comparisons” section above), such acceleration provisions were the dominant practice among our peers.

Pension Plan
We maintain a pension plan in order to provide employees a certain measure of financial security past retirement age, which we believe makes our executive officers more comfortable remaining employed by the Company over the long-term rather than seeking other opportunities elsewhere.
We have structured the pension plan in a manner designed to give greatest reward to those employees who stay with us the longest.  Thus, employees only vest in the plan after five years of service, and benefits under the plan are proportionately decreased for less than 30 years of service and for departure prior to age 65. Importantly, executive officers’ benefits under the pension plan are calculated in the same manner as all other employees.
Other Benefits
As at many other companies, we provide our employees with health and life insurance. In addition, we make small contributions to a 401(k) plan on their behalf. As with the pension plan, executive officers receive the same benefits under the 401(k) plan as all other employees. We view the insurance and 401(k) contributions as standard employee benefits requisite to attract and retain our employees.  We provide very limited perquisites to our executive officers.
Analysis of Individual Compensation Decisions
CEO
Mr. Robert J. Glickman’s compensation, while based on many of the same factors as described above for other executive officers, also reflects the ultimately far more critical role he has in determining the Company’s success. In making its assessment of the CEO’s compensation, the Committee reviewed the Company’s financial performance, his performance, and the CEO compensation practices of firms comparable to the Company (see “Process for Determining Compensation” section above for further information).
In determining Mr. Glickman’s 2007 equity award (at its April 23, 2007 meeting), the Committee took into consideration various factors. An important element in the Committee’s thinking and conclusions was the Company’s financial results, particularly the Company’s earnings (based on GAAP results). The Committee noted that while the Company’s financial results through March 31, 2007 were still quite strong by traditional banking measures, the results nonetheless reflected a downward trend. After significant discussion and deliberation, the Committee awarded Mr. Glickman 200,000 stock options with an aggregate fair value of $710,000. The value of this stock option award represents a 41% decline from the value of Mr. Glickman’s 2006 equity award.
In determining Mr. Glickman’s cash bonuses for 2007 and salary for 2008 (at its November 27, 2007 meeting), the Committee took into consideration various factors, including the Company’s recent financial results. The Committee noted that while the Company’s financial results had declined further (since their meeting in April 2007), the Company’s results were still relatively strong. While projected 2007 earnings (based on actual results for the first nine months of 2007, with the last quarter estimated) reflected a significant decline from 2006, such earnings would have represented a return on assets of 1.2% and return on equity of 13.6%, both strong results by traditional banking measures. In assessing the recent financial results though, the Committee also kept in mind the fact that 2006 represented record earnings for the Company – with net income representing a 38% increase over 2005, nearly a doubling of 2004’s earnings and well over triple 2003 earnings. The Committee noted that Mr. Glickman was instrumental in designing and implementing the business strategy that has driven the Company’s tremendous growth in earnings over the past many years. The Committee further credited Mr. Glickman as the architect of the Company’s actions to build and maintain very strong levels of both capital and liquidity. After significant discussion and deliberation, the Committee awarded Mr. Glickman a 2007 cash bonus of $375,000, a 25% decrease from his 2006 cash bonus, and set his 2008 salary at $500,000, representing no increase from his 2007 salary.
In total, Mr. Glickman received total cash compensation in 2007 of $875,000, a 13% decrease from 2006, and his total compensation (salary, cash bonus and fair value of equity awards granted in each respective year) in 2007 was just under $1.6 million, a 28% decline from his 2006 totals.
The Committee also continued to observe that while Mr. Glickman’s total compensation (salary, bonus and equity awards) is generally lower than CEOs at comparable organizations, Mr. Glickman is in a unique position to benefit from the success of the organization in other ways. Through his personal equity ownership in the Company, which was 21% as of December 31, 2007, Mr. Glickman shares in the success of the Company through dividends received, as well as through the increased value of his ownership as reflected in the increases in the market price of Corus shares.  Furthermore, his potential for additional ownership interest in the Company continues to grow through equity awards.
Other Named Executive Officers
Stein
Mr. Stein’s compensation, and the changing nature and amounts of his compensation elements, has been discussed at length above, under the “Transition of Mr. Stein Out of the Former CLO Program” and “Restricted Stock” sections of this report. In brief, Mr. Stein’s responsibilities have shifted from front-line loan origination more in the direction of supervisory responsibilities and his compensation, which was previously primarily a mechanical function of the Former CLO Program, has been transitioned into a more traditional compensation structure consisting of salary, discretionary bonus, and equity awards. In conjunction with this transition (which included Stein foregoing substantial commissions that would otherwise have been entitled to), that was documented in two separate agreements between Mr. Stein and the Company, the Committee increased Mr. Stein’s annual base salary for 2007 from $275,000 to $400,000, awarded him a 2007 cash bonus of $400,000, and awarded him 30,000 shares of restricted stock.
The Committee and CEO Glickman have spent a substantial amount of time over the past year considering the appropriate level of compensation for Mr. Stein as a result of his transition to a more traditional compensation structure. Based on CEO Glickman’s recommendations, and after significant deliberations, the Committee established a ‘target’ level of compensation for Mr. Stein of approximately 80% of CEO Glickman’s compensation, with a weighting between the components (i.e., salary, bonus, and equity-based awards) also targeted to be approximately equal to CEO Glickman’s. CEO Glickman indicated he believed this level of compensation was warranted in light of the tremendous value Stein brings to the Company. While the Committee indicated its support of the targeted compensation levels for Mr. Stein, the Committee noted that its support does not represent any form of any employment agreement nor a commitment regarding the Committee’s ultimate decisions regarding Stein’s future compensation. (The Committee moreover noted that nothing in the agreements between the Company and Mr. Stein, detailed under the “Transition of Mr. Stein Out of the Former CLO Program”, obligates the Company to pay or grant him any specified amount of salary, bonus or equity awards for any years other than 2007). After discussions, and based on the ‘targeted’ compensation framework discussed above, the Committee set Mr. Stein’s 2008 salary at $400,000 (this represented no increase from his 2007 salary).

Taylor
The compensation of Mr. Taylor, the Company’s Chief Financial Officer, is based on the same basic factors as for other executive officers. As in its assessment of the CEO, the Committee believes its assessment of the CFO’s performance should reflect various factors, including the Company’s financial performance, his performance, and the CFO compensation practices of firms comparable to the Company (see “Process for Determining Compensation” section above for further information).
After significant discussion, the Committee awarded Mr. Taylor a 2007 cash bonus of $300,000, a 13% decrease from his 2006 cash bonus, and set his 2008 salary at $336,000, representing no increase from his 2007 salary. Mr. Taylor’s total 2007 compensation represented a 19% decrease over the prior year, due both to a decrease in his bonus as well as a decrease in the value of stock option awards (value of stock option awards is the fair value of the grant in each respective year). Mr. Taylor’s compensation, while less than the prior year, reflects his significant contributions to the Company’s success, his high level of engagement and commitment to the Company, technical competence and significant operational responsibilities.
Curtis
The compensation of Mr. Curtis, who manages our deposit gathering business, is based on the same basic factors for other executive officers. As in its assessment of the CEO, the Committee believes its assessment of Mr. Curtis’ performance should reflect various factors, including the Company’s financial performance and his individual performance (see “Process for Determining Compensation” section above for further information).
After significant discussion, the Committee awarded Mr. Curtis a 2007 cash bonus of $280,000, a 13% decrease from his 2006 cash bonus, and set his 2008 salary at $250,000, representing no increase from his 2007 salary. Mr. Curtis’ total 2007 compensation decreased by 19% over the prior year, due both to a decrease in his bonus as well as a decrease in the value of stock option awards (value of stock option awards is the fair value of the grant in each respective year). While Mr. Curtis’ compensation is less than the prior year, he is credited with the Company’s tremendous success in building its deposit business over the past several years. In addition, and during that same time frame, he has significantly expanded and enhanced the Company’s deposit related technology platforms, employee infrastructure and customer interaction systems.
Stodder
Mr. Stodder’s compensation is primarily a mechanical function of the CLO Programs. His compensation reflects his continued significant productivity under the CLO Programs. After discussion, the Committee set Mr. Stodder’s 2008 salary at $200,000, representing no increase from his 2007 salary.
Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s principal executive officer, and to any other employee who is subject to the SEC’s disclosure rules because the employee is one of the three highest compensated officers (other than the principal executive officer or the principal financial officer) as of the end of that fiscal year. However, the statute exempts commission-based and “performance-based” compensation from the deduction limit if certain requirements are met.

As cited under “Equity Award” caption above, the shareholders voted at their 2007 Annual Meeting to approve the Corus Bankshares, Inc. Equity Award and Incentive Plan in such a manner that henceforth compensation attributable to both stock options and performance-based restricted stock and cash awards granted under the Plan should be fully deductible to Corus as “performance-based” compensation under Section 162(m).
The Compensation Committee’s desire is to structure Corus’ executive compensation programs to maximize the deductibility of executive compensation under the Internal Revenue Code. However, the Compensation Committee reserves the right in the exercise of its business judgment to establish appropriate compensation levels for executive officers that may exceed the limits on tax deductibility established under Section 162(m).
Looking Forward to 2008
In December 2007, the Committee engaged Towers Perrin, a nationally recognized executive compensation consulting firm, to act as consultants to the Committee with respect to its 2008 considerations regarding long term incentive plan compensation. Towers Perrin has not been engaged by us nor received revenues from us in any other capacity.
Conclusion
The Committee believes the executive officers’ individual compensation programs discussed in this report are designed in a manner that is consistent with Corus’ overall compensation philosophy.  As such, the compensation provided to Corus’ CEO, Mr. Robert J. Glickman, and to the other executive officers is deemed appropriate.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis in this Proxy Statement. Based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and the Company’s Proxy Statement to be filed in connection with the Company’s 2008 Annual Meeting, each of which will be filed with the Securities and Exchange Commission.
Rodney D. Lubeznik, Compensation Committee Chair
Robert J. Buford, Compensation Committee Member
Peter C. Roberts, Compensation Committee Member
This Compensation Committee Report shall not be deemed incorporated by reference in any document previously or subsequently filed with the Securities and Exchange Commission that incorporates by reference all or any portion of this proxy statement, except to the extent that the Company specifically requests that the Report or information be specifically incorporated by reference.

EXECUTIVE COMPENSATION
The following table sets forth the compensation, for services in all capacities to Corus and its subsidiary during the last fiscal year, earned by Corus’ Chief Executive Officer, Chief Financial Officer and the other three highest-paid executive officers (the “Named Executive Officers”), who were serving as executive officers at December 31, 2007, as measured on the basis of total compensation (reduced by the amount included in Column (h) below).
SUMMARY COMPENSATION TABLE

							Change in
							Pension
							Value and
						Non-	Nonquali-
						Equity	fied
						Incentive	Deferred	All
						Plan	Compen-	Other
				Stock	Option	Compen-	sation	Compen-
Name and		Salary	Bonus	Awards(1)	Awards(2)	sation(3)	Earnings(4)	sation(5)	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Robert J. Glickman	2007	500,000	375,000	0	706,160	0	21,752	599	1,603,511
President & CEO	2006	500,000	500,000	0	729,840	0	62,787	776	1,793,403
Tim H. Taylor	2007	336,000	300,000	0	240,884	0	0	2,599	879,483
Exec. VP & CFO	2006	336,000	345,000	0	277,668	0	13,289	2,276	974,233
Michael G. Stein Exec. Vice President	2007	400,000	400,000	61,128	0	0	313	32,599	894,040
Commercial Lending	2006	275,000	0	0	0	1,367,886	17,089	2,276	1,662,251
Randy P. Curtis Exec. Vice President	2007	250,000	280,000	0	141,927	0	4,573	2,599	679,099
Retail Banking	2006	250,000	320,000	0	122,429	0	15,905	2,276	710,610
Timothy J. Stodder Senior Vice President	2007	200,000	0	0	0	450,050	9,903	2,599	662,552
Commercial Lending	2006	200,000	0	67,937	0	470,901	19,493	2,276	760,607

(1)
For Mr. Stein, the amount represents the restricted stock expense recognized for financial statement reporting purposes (see Note 15 of the Company’s 2007 Annual Report for further information with respect to granting of Restricted Stock Awards). For Mr. Stodder, represents amounts awarded pursuant to the Programs (discussed under the caption “Commission Program for Commercial Loan Officers”) and equals the value of holdbacks “invested” in the Corus Stock election.

(2)	Refer to Note 15 of the Company’s 2007 Annual Report for a discussion of the assumptions used in valuing Stock Option Awards.

(3)
The amounts represent commissions paid and/or held back pursuant to the Programs (discussed under the caption “Commission Program for Commercial Loan Officers”). For Mr. Stein, represents $1,367,886 paid in cash. For Mr. Stodder, the 2007 amount represents $319,836 paid in cash and $130,214 held back and ‘invested’ in the Treasury election, while the 2006 amount represents $199,151 paid in cash and $271,750 held back and ‘invested’ in the S&P 500 election.

(4)
Represents increase in accumulated benefits under the Corus Bankshares, Inc. Retirement Income Plan and Trust for all individuals, except Mr. Taylor. For Mr. Taylor, there was a decrease in the accumulated benefits in the amount of $2,049.

(5)
For 2007, represents 401(k) matching contributions of $2,000 and life and disability insurance premiums in the amount of $599. For 2006, represents 401(k) matching contributions of $1,500 and life and disability insurance premiums in the amount of $776. Note, however, that in Mr. Glickman’s case, amounts only represent life and disability insurance premiums. Additionally, in the case of Mr. Stein, the 2007 amount also includes $30,000 relating to a $1.00 per share special cash dividend that the Company declared on June 21, 2007 and paid on August 1, 2007, which Mr. Stein was entitled to receive pursuant to the terms of his restricted stock grant.

Commission Program for Commercial Loan Officers
The commission program for commercial loan officers is designed to compensate officers for successfully originating loans, earning an acceptable interest spread over the term of the loans, and ultimately collecting all amounts in full. Compensation is earned as commissions, with the size of the commissions based on the amount of interest, points and fees earned on those loans. Management believes the program motivates officers to make safe loans and aligns the officers’ goals with the Company’s interests.
During 2007, the Company modified the commission program via revisions to the Bank’s existing Commission Program for Commercial Loan Officers (the “Former CLO Program”) as well as the introduction of a new commission program (the “New CLO Plan”) (collectively, the “CLO Programs”). A fundamental aspect of the Former CLO Program is that it generally requires that a portion of an officer’s commission be withheld by the Bank, and for a substantial period of time (referred to as either “held back” commissions or “holdbacks”). The holdbacks are then at risk of forfeiture in the event the Company suffers a loss on a loan originated by the officer. The Former CLO Program stipulates that losses are to be measured at the final disposition of the loan or, if the Bank forecloses on the loan, the final disposition of the OREO asset. Moreover, the Former CLO Program also factors in other costs to the Company associated with nonperforming loans or assets. While this aspect of the Former CLO Program has not changed, the Former CLO Program was modified such that it now applies only to those loans originated through October 31, 2006. Essentially all other material terms and conditions of the Former CLO Program continue, including the potential for future commissions and holdbacks on applicable loans and the terms under which holdbacks might be released or eliminated.
With regard to holdbacks, under the Former CLO Program commercial loan officers have various options for “investing” the holdbacks. The options include 1) units that are each equivalent to a share of Corus common stock (the “Corus Stock Election”), 2) an account with returns based on an investment that is a function of the S&P 500 Index (the “S&P 500 Election”), and 3) cash with interest credited based on the prevailing Treasury rate during the holdback period (the “Treasury Election”).
Loans originated on November 1, 2006 and thereafter will be covered by the New CLO Plan. Like the Former CLO Program, the New CLO Plan is designed to reward commercial loan officers for originating new loans, with commissions calculated in a similar manner to the Former CLO Program. In contrast though, the New CLO Plan does not contain a holdback provision. Amounts earned by the officers in any given year, though, are subject to reduction, in that year, to the extent the Bank experiences losses on the officer’s loans. Finally, the commission structure under the New CLO Plan is such, that loans originated under the New CLO Plan will generally result in commissions that are somewhat lower than what would have resulted under the Former CLO Program.
Transition of Mr. Stein Out of the Former CLO Program
One additional change implemented during 2007 related to how Mr. Michael G. Stein, who is a named executive officer and head of the Company’s commercial real estate loan department, is compensated. Mr. Stein was previously compensated under the terms of the Former CLO Program. As a reflection of the continued increase in Mr. Stein’s supervisory responsibilities, and corresponding decrease in his front-line loan origination responsibilities, he has been transitioned from being compensated under the Former CLO Program to a discretionary compensation plan along the lines of the Company’s other named executive officers. Mr. Stein’s transition was effectuated via two separate agreements between the Company and Mr. Stein, entered into in December 2006 and June 2007 (disclosed via Form 8-Ks filed on December 18, 2006, and June 29, 2007, respectively).

Please see the section titled Compensation Discussion and Analysis for a further discussion of Mr. Stein’s transition.
Grants of Plan-Based Awards
The following table includes awards granted pursuant to the Commission Program for Commercial Loan Officers (see discussion following the Summary Compensation Table) as well as stock options and restricted stock granted pursuant to the Corus Bankshares, Inc. Equity Award and Incentive Plan, formerly named the 2006 Stock Option Plan (the “Plan”).
GRANTS OF PLAN-BASED AWARDS

									All Other
								All	Option		Grant
								Other	Awards:		Date
		Estimated Future			Estimated Future			Stock	Number		Fair
		Payouts Under			Payouts Under			Awards:	of	Exercise	Value
		Non-Equity Incentive			Equity Incentive			Number	Securities	or Base	of Stock
		Plan Awards			Plan Awards			of Shares	Under-	Price of	and
		Thres-		Maxi-	Thres-		Maxi-	of Stock	lying	Option	Option
	Grant	hold	Target	mum	hold	Target (1)	mum	or Units	Options	Awards	Awards
Name	Date(1)	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Robert J. Glickman	4/23/07	n/a	n/a	n/a	n/a	n/a	n/a	n/a	200,000	16.98	710,000
Tim H. Taylor	4/23/07	n/a	n/a	n/a	n/a	n/a	n/a	n/a	53,200	16.98	188,860
Michael G. Stein	4/23/07	n/a	n/a	n/a	n/a	30,000	n/a	n/a	n/a	n/a	n/a
Randy P. Curtis	4/23/07	n/a	n/a	n/a	n/a	n/a	n/a	n/a	47,880	16.98	169,974
Timothy J. Stodder	1/1/07	n/a	243,847	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

(1)
Mr. Stein’s awards were granted by the Compensation Committee on March 9, 2007 subject, however, to shareholder approval of the Corus Bankshares, Inc. Equity Award and Incentive Plan (formerly named the 2006 Stock Option Plan), which was obtained April 23, 2007.

The Compensation Committee granted the stock options listed in the table above to Messrs. Glickman, Taylor and Curtis on April 23, 2007 at exercise prices equal to the closing price of Corus stock on the grant date. The stock options vest 20% per year over a five-year period and expire 10 years from the date of grant. In the event of a change in control of the Company, as defined in the Equity Award and Incentive Plan document, all granted and outstanding stock options vest and become immediately exercisable.

The Compensation Committee awarded Mr. Stein 30,000 restricted shares in 2007. The shares were issued as performance-based restricted awards. The performance-based features require that the shares remain outstanding and unvested until the assessment of whether the performance objectives have been achieved is complete. If the performance objectives are achieved, the shares generally vest 20% per year, over a five-year period. The performance-based restricted stock awards provide for accelerated vesting or forfeiture of the shares under certain conditions.
For Mr. Stodder, the amount listed represents an estimate of future commissions based on loans originated during 2007 pursuant to the “Commission Program for Commercial Loan Officers”.

Outstanding Equity Awards at Fiscal Year-End
The following table summarizes the outstanding equity awards at December 31, 2007.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
								Equity	Equity
								Incentive	Incentive
								Plan	Plan
			Equity					Awards:	Awards:
			Incentive					Number	Market or
			Plan					of	Payout
			Awards:			Number	Market	Unearned	Value of
	Number	Number	Number			of	Value of	Shares,	Unearned
	of	of	of			Shares	Shares or	Units or	Shares,
	Securities	Securities	Securities			or Units	Units of	Other	Units or
	Underlying	Underlying	Underlying			of Stock	Stock	Rights	Other
	Unexercised	Unexercised	Unexercised	Option		That Have	That Have	That Have	Rights That
	Options	Options	Unearned	Exercise	Option	Not	Not	Not	Have Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested (2)	Vested
Name	Exercisable (1)	Unexercisable (1)	(#)	($)	Date	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Robert J. Glickman	0	200,000	n/a	16.98	4/23/2017	n/a	n/a	n/a	n/a
	30,000	120,000	n/a	28.86	5/24/2016	n/a	n/a	n/a	n/a
	40,000	60,000	n/a	24.25	4/8/2015	n/a	n/a	n/a	n/a
	72,000	48,000	n/a	19.15	4/30/2014	n/a	n/a	n/a	n/a
	128,000	32,000	n/a	10.50	4/10/2013	n/a	n/a	n/a	n/a
	160,000	0	n/a	12.51	4/22/2012	n/a	n/a	n/a	n/a
	160,000	0	n/a	12.30	4/23/2011	n/a	n/a	n/a	n/a
Tim H. Taylor	0	53,200	n/a	16.98	4/23/2017	n/a	n/a	n/a	n/a
	8,000	32,000	n/a	28.86	5/24/2016	n/a	n/a	n/a	n/a
	16,000	24,000	n/a	24.25	4/8/2015	n/a	n/a	n/a	n/a
	32,400	21,600	n/a	19.15	4/30/2014	n/a	n/a	n/a	n/a
	57,600	14,400	n/a	10.50	4/10/2013	n/a	n/a	n/a	n/a
	72,000	0	n/a	12.51	4/22/2012	n/a	n/a	n/a	n/a
	18,000	0	n/a	12.30	4/23/2011	n/a	n/a	n/a	n/a
Randy P. Curtis	0	47,880	n/a	16.98	4/23/2017	n/a	n/a	n/a	n/a
	7,200	28,800	n/a	28.86	5/24/2016	n/a	n/a	n/a	n/a
	8,000	12,000	n/a	24.25	4/8/2015	n/a	n/a	n/a	n/a
	9,600	6,400	n/a	19.15	4/30/2014	n/a	n/a	n/a	n/a
	12,800	3,200	n/a	10.50	4/10/2013	n/a	n/a	n/a	n/a
	14,000	0	n/a	12.51	4/22/2012	n/a	n/a	n/a	n/a
	12,000	0	n/a	12.30	4/23/2011	n/a	n/a	n/a	n/a
	10,000	0	n/a	6.25	5/23/2010	n/a	n/a	n/a	n/a
	8,000	0	n/a	7.66	8/11/2009	n/a	n/a	n/a	n/a
(continued on next page)

(1)	Represent stock options which expire 10 years after the grant date, and vest 20% each anniversary of the grant date for 5 years.

(2)	Represents performance based resrticted stock, which vests upon the satisfaction of certain conditions. Upon satisfying the performance criteria, restricted stock vests equally over a 5-year period.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END (continued)

	Option Awards					Stock Awards
								Equity	Equity
								Incentive	Incentive
								Plan	Plan
			Equity					Awards:	Awards:
			Incentive					Number	Market or
			Plan					of	Payout
			Awards:			Number	Market	Unearned	Value of
	Number	Number	Number			of	Value of	Shares,	Unearned
	of	of	of			Shares	Shares or	Units or	Shares,
	Securities	Securities	Securities			or Units	Units of	Other	Units or
	Underlying	Underlying	Underlying			of Stock	Stock	Rights	Other
	Unexercised	Unexercised	Unexercised	Option		That Have	That Have	That Have	Rights That
	Options	Options	Unearned	Exercise	Option	Not	Not	Not	Have Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested (2)	Vested
Name	Exercisable (1)	Unexercisable (1)	(#)	($)	Date	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Michael G. Stein	0	0	n/a	n/a	n/a	208,996	2,229,987	30,000	320,100
Timothy J. Stodder	0	0	n/a	n/a	n/a	16,947	180,824	n/a	n/a

(1)	Represent stock options which expire 10 years after the grant date, and vest 20% each anniversary of the grant date for 5 years.

(2)	Represents performance based resrticted stock, which vests upon the satisfaction of certain conditions. Upon satisfying the performance criteria, restricted stock vests equally over a 5-year period.
The “Number of Shares or Units of Stock That Have Not Vested” in column (g) represent those amounts held back pursuant to the Former CLO Program and “invested” by the officer in the Corus Stock election (see “Commission Program for Commercial Loan Officers” following the Summary Compensation Table for a summary of the Former CLO Program). The awards were granted to Mr. Stein and Mr. Stodder in the following years:
Historical Holdbacks Into Corus Stock

	1999	2000	2001	2002	2003	2004	2005	2006	2007	Total
Michael G. Stein	30,943	48,047	32,324	31,827	45,644	20,211	—	—	—	208,996
Timothy J. Stodder	1,050	—	1,038	—	982	5,164	5,366	3,347	—	16,947
Release of the awards will be made in accordance with the terms of the Former CLO Program.
The Equity Award and Incentive Plan stock awards listed in column (i) represent performance-based restricted stock awarded to Mr. Stein. See the Grant of Plan-Based Awards table for additional discussion.

Option Exercises and Stock Vesting
The following table summarizes the stock options exercised and the value realized by the Named Executive Officers during 2007.
OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares	Realized	Shares	Realized
	Acquired	on	Acquired	on
	on Exercise	Exercise	on Vesting	Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Robert J. Glickman	1,000,000	8,735,000	n/a	n/a
Tim H. Taylor	—	—	n/a	n/a
Michael G. Stein	—	—	n/a	n/a
Randy P. Curtis	—	—	n/a	n/a
Timothy J. Stodder	—	—	n/a	n/a
Nonqualified Deferred Compensation
The amounts included for both Mr. Stein and Mr. Stodder in the table below relate to benefits associated with the Former CLO Program. See the discussion following the Summary Compensation Table (“Commission Program for Commercial Loan Officers”) for information regarding holdback elections, earnings, and releases.
NONQUALIFIED DEFERRED COMPENSATION

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance at
	in Last FY	in Last FY	in Last FY	Distributions	Last FYE
Name	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)
Robert J. Glickman	—	—	—	—	—
Tim H. Taylor	—	—	—	—	—
Michael J. Stein	—	—	(2,171,142)	417,993	2,289,521
Randy P. Curtis	—	—	—	—	—
Timothy J. Stodder	130,214	—	(148,182)	33,895	989,092
Amounts included in the “Executive Contributions in Last FY” column represent the commissions credited to the officers in 2007, but held back pursuant to the terms of the Former CLO Program. These amounts are included in the Summary Compensation table in the Stock Awards column if “invested” in Corus stock, or the Non-Equity Incentive Plan Compensation column if “invested” in either the S&P 500 election or the Treasury election. In the case of Mr. Stodder, the $130,214 represents held back commissions “invested” in the Treasury election.

The amounts listed under “Aggregate Earnings in Last FY” includes the increase/(decrease) in the market value of the Former CLO Program participant’s holdbacks, and the amount of “synthetic” dividends accrued for commercial loan officers with holdbacks “invested” in the Corus Stock election. For Mr. Stein, the balance consists of accrued dividends totaling $417,993, less a decrease in the value of his holdback of $2,589,135 (virtually all of Mr. Stein’s holdback is invested in Corus stock). For Mr. Stodder, the balance reflects accrued dividends of $33,895, less a decrease in the market value of his holdbacks of $182,077.
The investment choices available under the Former CLO Program provide officers the opportunity to earn market returns, both in regard to income (e.g., dividends paid on Corus stock investments are at the same rate as paid to Corus’ shareholders) and appreciation (e.g., officers investing in Corus stock have the same potential for gain, and loss, as does any other investor in Corus stock). As a result of these earnings not being preferential, none of the amounts listed in the Aggregate Earnings in Last FY column have been reported in the Summary Compensation table.
The “Aggregate Withdrawals/Distributions” column includes the payment of the aforementioned accrued dividends on investments in Corus stock.
Pension Benefits
Corus provides retirement benefits under a tax-qualified defined benefit plan, the Corus Bankshares Retirement Income & Trust Plan. An employee must be 21 years old and complete one calendar year of employment in which the employee works at least 1,000 hours to be eligible to participate in the pension plan. Once these requirements are met, the employee can enter the plan on either January 1 or July 1. An employee is vested after five years of service in the plan. Corus does not provide any supplemental executive retirement plans.
Upon attainment of normal retirement age, a participant is entitled to receive a monthly benefit for life equal to 22.5% of final monthly average compensation up to covered compensation (as defined below), plus 37.5% of such participant’s final average monthly compensation in excess of covered compensation, decreased proportionately for less than 30 years of credited service and decreased proportionately for departure prior to age 65. Final average compensation is the highest consecutive 5-year average compensation. Compensation includes salary, bonus, stock option gains, vesting of restricted stock and dividends paid on restricted stock. Covered compensation is a 35 year average of the Social Security wage base, as published by the Social Security Administration. The maximum level of annual compensation for computing retirement benefits in 2007 was $225,000. The pension plan currently limits pension benefits to an annual maximum of $180,000 in accordance with IRS requirements.
Normal retirement age is 65, however participants can begin to receive early retirement benefits at age 55 with at least 5 years of service. The benefit accrued as of the early retirement date is reduced by 0.5% for each of the first 60 months and 0.25% for each of the next 60 months by which the early retirement age precedes the normal retirement age. As of December 31, 2007, Robert J. Glickman was the only Named Executive Officer eligible for early retirement.
Participants can choose from different forms of payment including a straight-life annuity, a joint & survivor benefit with the survivor annuity percentage to the spouse equal to 50%, 66 2/3%, 75%, or 100%, or an annuity for the participant’s life with 10 years certain. Depending on the form of payment chosen, the benefit payments are adjusted accordingly using actuarial assumptions. Lump sum distributions are available for participants with a vested interest of $5,500 or less.

In the table below, the present value of the accumulated benefits under the pension plan for each Named Executive Officer is based on the following assumptions: (1) Benefits are accumulated through December 31, 2007, (2) Benefits are in the form of a straight-life annuity and payment begins at age 65, (3) Mortality rates are consistent with the Retired Pensioners Mortality Table (RP-2000, based on mortality experience from 1990 to 1994 projected to 2000) and (4) a 6.32% discount rate is used to calculate the present values.
PENSION BENEFITS

		Number	Present	Payments
		of Years	Value of	During
		Credited	Accumulated	Last Fiscal
	Plan	Service (1)	Benefits	Year
Name	Name	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)
Robert J. Glickman	Retirement Income & Trust	38.0	475,807	0
Tim H. Taylor	Retirement Income & Trust	18.0	77,417	0
Michael G. Stein	Retirement Income & Trust	15.5	96,810	0
Randy P. Curtis	Retirement Income & Trust	9.5	76,725	0
Timothy J. Stodder	Retirement Income & Trust	19.5	125,982	0

(1)	As described above, the credited years of service differ from actual years as a result of certain eligibility requirements. Corus does not grant extra years of credited service.
Change-in-Control Agreements
Corus has Change-In-Control Employment Agreements (“Agreements”) with two of the five Named Executive Officers, Tim H. Taylor and Randy P. Curtis. The purpose of the Agreements is to provide severance compensation in the event of a termination of employment, under the circumstances described below, after a change in control of Corus. “Change in control” generally occurs on the date when an individual, corporation or partnership (with certain exceptions) becomes a beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of the stock of Corus representing 50% or more of the total voting power of Corus’ then outstanding stock.
Under the terms of the Agreements, the circumstances for payment would be termination by Corus other than for cause, termination by the executive for “good reason” or termination by the executive other than for good reason. The payments would be made within 30 days of termination of employment and only if the executive executes a release of claims against Corus and affiliated persons. For a period of two years following the termination of employment for any reason, the executive cannot solicit customers or employees of Corus with which he had direct or indirect contact as an employee of the Company during the eighteen-month period preceding his termination of employment with the Company. Severance payments will be reduced and/or eliminated if the payments are prohibited by any banking regulations or the loss of a deduction would result under Section 280(g) of the Internal Revenue Code.

The following table illustrates the forms of compensation Messrs. Taylor and Curtis would receive under different scenarios following a change in control, pursuant to the Change-In-Control Agreements as well as the 1999 Stock Option Plan and the Equity Award and Incentive Plan.
PAYMENTS AND BENEFITS UNDER A CHANGE IN CONTROL

	Termination by	Termination	Termination
	Corus Other Than for	For Cause,	By Executive
	Cause or by Executive	Death or	Other Than for
	for Good Reason	Disability	Good Reason
Unpaid salary through date of termination	Yes	Yes	Yes
Payment equal to a multiple of annual base salary	Yes	No	Yes (1)
100% of bonus paid in the year prior to the change in control, pro-rated through date of termination	Yes	No	No
Healthcare benefits and/or other perquisites	No	No	No
Accelerated vesting of stock options	(2)	(2)	(2)

(1)	If termination occurred within 30 days following the first anniversary of the change in control.

(2)
Pursuant to the terms of the 1999 Stock Option Plan and the Equity Award and Incentive Plan, all granted and outstanding stock options become fully exercisable on and after the date of change in control (subject to the expiration provisions otherwise applicable to the stock options).

Termination by Company Other Than for Cause or Termination by Executive for “Good Reason”
If, during a period of 36 months following the change in control, Mr. Taylor or Mr. Curtis resigns for Good Reason or if either is terminated by Corus (other than for cause), compensation provided would be in the form of a lump sum payment equal to 300% of annual base salary plus a pro-ration of any bonus paid in the year before the change in control for the amount of time employed in the year of termination.
Below is an estimate of the total payments Messrs. Taylor and Curtis would receive assuming the change in control and termination occurred on June 30, 2008 and that they exercised all outstanding stock options on that date.
Termination by Company Other Than For Cause or Termination by Executive for “Good Reason”

	Percent of	Salary	Bonus	Exercise of Accelerated	Estimated
	Annual Base Salary	Payment	Payment	Vested Stock Options (1)	Total Payment
Name	(%)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)
Tim H. Taylor	300%	1,008,000	150,000	12,600	1,170,600
Randy P. Curtis	300%	750,000	140,000	71,110	961,110

(1)	Assumes an exercise price equal to the closing price of Corus stock on December 31, 2007 and excludes any option grant subsequent to December 31, 2007.

Termination by Executive Other Than for “Good Reason”
If Mr. Taylor or Mr. Curtis initiates termination for any reason during the 30-day period following the first anniversary of the change in control, compensation provided would be in the form of a lump sum payment equal to 150% of annual base salary.
Assuming the change in control occurred on June 30, 2007, below is an estimate of the total payments Messrs. Taylor and Curtis would receive if they terminated for other than “Good Reason” on June 30, 2008. The estimate below also assumes that they exercised all stock options that had been outstanding at the time of the change in control.
Termination by Executive Other Than for “Good Reason”

	Percent of	Salary	Bonus	Exercise of Accelerated	Estimated
	Annual Base Salary	Payment	Payment	Vested Stock Options (1)	Total Payment
Name	(%)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)
Tim H. Taylor	150%	504,000	0	12,600	516,600
Randy P. Curtis	150%	375,000	0	71,110	446,110

(1)	Assumes an exercise price equal to the closing price of Corus stock on December 31, 2007 and excludes any option grant subsequent to December 31, 2007.

DIRECTOR COMPENSATION
The table below details the compensation earned by directors in 2007.
DIRECTOR COMPENSATION

					Change in
					Pension Value
	Fees			Non-Equity	and Nonqualified
	Earned or			Incentive	Deferred	All
	Paid in	Stock	Option	Plan	Compensation	Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation *	Total
Name	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Joseph C. Glickman	40,250	n/a	n/a	n/a	n/a	53,968	94,218
Robert J. Buford	74,063	n/a	n/a	n/a	n/a	n/a	74,063
Kevin R. Callahan	79,563	n/a	n/a	n/a	n/a	n/a	79,563
Rodney D. Lubeznik	112,688	n/a	n/a	n/a	n/a	n/a	112,688
Michael J. McClure	107,063	n/a	n/a	n/a	n/a	n/a	107,063
Peter C. Roberts	77,063	n/a	n/a	n/a	n/a	n/a	77,063

*
In the case of Mr. Glickman, relates to reimbursement of a charter jet expense incurred for transportation to and from Board of Director meetings. The Company has agreed to reimburse Mr. Glickman at the rate of one-half of the total expense.

Directors of the Company who are also employees receive no additional compensation for their services as a director. Accordingly, Robert J. Glickman did not receive any payment for Board or committee meetings. See Director Compensation in the Corporate Governance section of this Proxy Statement for disclosure regarding the determination of Director compensation.
Joseph C. Glickman was an executive officer of the company for several years prior to his retirement on December 31, 2001. Based on his many years of service as an employee, he is entitled to an annual pension benefit of $59,000 per annum, which he has been collecting since 2003. This pension benefit and payment is in no way connected to his service as director.

In August 2007, the Board approved new fees for Board and Committee meetings. The fees listed in the table below were applicable for the various Board and Committee meetings during 2007.
MEETING FEES

	Full Board		Audit Committee		Compensation Committee		Nominating Committee
	Jan-Jul	Aug-Dec	Jan-Jul	Aug-Dec	Jan-Jul	Aug-Dec	Jan-Jul	Aug-Dec
	($)	($)	($)	($)	($)	($)	($)	($)
‘Regular’ Board Meetings (per meeting)	8,500	9,500
‘Regular’ Committee Meetings (per meeting)			6,000	6,000	4,000	5,000	3,000	3,000
‘Special’ Meetings - In-Person (per hour)	1,500	1,750	1,500	1,750	1,500	1,750	1,500	1,750
‘Special’ Meetings - Telephonic (per hour)	1,500	1,500	1,500	1,500	1,500	1,500	1,500	1,500
In addition, each Committee Chairman is paid annual retainer fees. Prior to August 2007, the annual fees were $20,000 and $8,000 for the Audit Committee Chairman and the Compensation Committee Chairman, respectively. Effective August 2007, the annual Chairman fees were increased to $25,000 and $10,000, respectively. Also effective August 2007, the Board approved an annual retainer fee of $4,000 for the Nominating Committee Chairman. The fees are paid quarterly.

EQUITY COMPENSATION PLAN INFORMATION

(c)
Number of securities
	(a)				remaining available for
	Number of securities to be		(b)		future issuance under equity
	issued upon exercise of		Weighted-average exercise		compensation plans
	outstanding options,		price of outstanding options,		(excluding securities
Plan Category	warrants and rights		warrants and rights		reflected in column (a))

Equity Compensation plans approved by security holders	3,398,500	(1)	$17.10	(2)	4,094,051	(3)
Equity Compensation plans not approved by security holders	n/a		n/a		n/a
Total	3,398,500		$17.10		4,094,051

(1)
Includes outstanding stock options representing 2,567,230 shares, outstanding restricted stock awards of 33,500 shares, and 797,770 shares held back pursuant to the Commission Program for Commercial Loan Officers.

(2)	Weighted average exercise price relates only to outstanding stock options.

(3)
Includes unissued stock options and restricted stock awards under the Equity Award and Incentive Plan of 2,147,670 and common shares available for issuance under the Commission Program for Commercial Loan Officers of 1,946,381.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
From time to time, Corus may enter into transactions with related persons. Related persons include executive officers, directors, beneficial owners of 5% or more of Corus stock, immediate family members of these persons and entities in which one of these person has a direct or indirect material interest. In accordance with the Audit Committee Charter, all related party transactions are reviewed and approved by the Audit Committee.
During 2006, Edward W. Glickman, a beneficial owner of 5% or more of Corus stock, and is also the son of Joseph C. Glickman and brother of Robert J. Glickman, participated in certain loans originated by Corus. These participations resulted from situations where Corus, due to legal lending limit restrictions and holding company participation policy limits, required an outside party’s participation in order to close the loans. As an accommodation to Corus, Edward W. Glickman agreed to participate in the loans. As of December 31, 2007 the underlying loan was paid off and Mr. Glickman’s participation was terminated. Mr. Glickman received $115,700 in fees and interest during 2007 related to the participation. There were no other participations with related persons during 2007.
Under the participation agreements, the participants are required to fund their committed amounts at the same time and in proportion to the amount committed by Corus. In addition, the participants receive interest based on the same terms as those applicable to Corus and are subject to the same credit risks. No interest is earned on unfunded commitments.
The Audit Committee has approved the related party transactions described above in accordance with the Audit Committee Charter.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder require the Company’s executive officers and directors, and persons who own more than 10% of the Company’s Common Stock, to file reports of beneficial ownership and changes in beneficial ownership of the Common Stock with the Securities and Exchange Commission. Based solely upon a review of the copies of such forms received by the Company during or with respect to its most recent fiscal year and written representations from the executive officers and directors, the Company believes that all such reports were filed in a timely manner.

REPORT OF THE AUDIT COMMITTEE
In fulfilling its oversight responsibilities, and in accordance with its written charter, the Audit Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.
In addition, the Audit Committee reviewed with the independent public accountants their judgments as to the quality, not just the acceptability, of the Company’s accounting principles. Furthermore, the independent public accountants communicated and discussed with the Audit Committee the other matters required to be discussed with the Committee in accordance with Statement on Auditing Standards No. 61, “Communication with Audit Committees.” The Committee has also received and discussed with the auditors the written disclosures and confirmation of independence from the independent auditors required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and considered the compatibility of non-audit services with such independence.
The Audit Committee discussed with the Company’s independent public accountants the overall scope and plans for their audits. The Committee meets with the independent public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission. The Audit Committee has also recommended that the shareholders ratify the appointment of Ernst & Young LLP as the Company’s independent public accountants for the year ending December 31, 2008.
Michael J. McClure, Audit Committee Chair
Kevin R. Callahan, Audit Committee Member
Rodney D. Lubeznik, Audit Committee Member
This Audit Committee Report shall not be deemed incorporated by reference in any document previously or subsequently filed with the Securities and Exchange Commission that incorporates by reference all or any portion of this proxy statement, except to the extent that the Company specifically requests that the Report or information be specifically incorporated by reference.

CORPORATE GOVERNANCE
Board of Directors and Committees
The table below reflects the membership of each Board committee during 2007.

Board Members	Audit	Compensation	Nominating
Robert J. Glickman
Joseph C. Glickman
Robert J. Buford		x
Kevin R. Callahan	x
Rodney D. Lubeznik	x	Chair	x
Michael J. McClure	Chair		Chair
Peter C. Roberts		x	x
Board of Directors
There were four Board of Directors meetings held in-person during 2007. In addition, there were three in-person special meetings and one telephonic meeting. Each member of the Board attended more than 75% of the total number of meetings of the Board and the committees on which he served.
Director Compensation
Director compensation, including compensation for committee participation is discussed and determined by the entire Board of Directors, which includes the CEO, Robert J. Glickman.
Attendance by Members of the Board of Directors at the Annual Meeting of Shareholders
Although the Company does not have a specific policy requiring attendance, the Company encourages each member of the Board of Directors to attend the annual meeting of shareholders. All seven directors attended the annual meeting of shareholders held on April 23, 2007.
Director Independence
The Board of Directors has determined that all non-management directors except for Joseph C. Glickman, or five out of the seven directors, met the independence standards of Rule 4200(a)(15) of the National Association of Securities Dealers listing standards.
The Board of Directors has determined that Michael J. McClure qualifies as an “Audit Committee financial expert,” as that term is defined in rules of the Securities and Exchange Commission implementing requirements of the Sarbanes-Oxley Act of 2002.
Audit Committee
We have a separately standing audit committee, established by and amongst the board of directors for the purpose of overseeing our accounting and financial reporting processes and audits of our financial statements, in accordance with section 3(a)(58)(A) of the Exchange Act. As stated above, the Board of Directors has determined that Michael J. McClure qualifies as an “Audit Committee Financial Expert,” as that term is defined in rules of the Securities and Exchange Commission implementing requirements of the Sarbanes-Oxley Act of 2002. Directors McClure, Lubeznik and Callahan met the audit committee qualifications of Rule 4350(d)(2) of the National Association of Securities Dealers listing standards.
The Audit Committee, in addition to reviewing internal control reports, regulatory examination reports, and financial information prior to public release, has sole authority to appoint and replace the independent public accountants and reviews the results of the audit engagement. There were four regular Audit Committee meetings held in-person in 2007 and four telephonic meetings. The Audit Committee has a written charter, which is available through the Investor Relations section of the Company’s website at www.corusbank.com.

Compensation Committee
The Compensation Committee held three regular meetings, three in-person special meetings, and one telephonic meeting during 2007. The members of the Compensation Committee, Directors Buford, Lubeznik and Roberts, are all independent in accordance with the applicable corporate governance listing standards of The Nasdaq Stock Market, Inc. The Compensation Committee is responsible for determining and approving the CEO’s salary, bonus and equity-based compensation based on a broad-based, comprehensive evaluation of the CEO’s performance. While the Compensation Committee reviews any recommendation by the CEO related to the compensation of other executive officers, the Compensation Committee is ultimately responsible for determining and approving such compensation. In addition to determining compensation, the Compensation Committee reviews and approves the Commercial Loan Officer Commission Program and reviews and approves Change-in-Control Agreements or other similar agreements to be entered into with executive officers. The Committee has the authority to engage outside consultants and to delegate any or all of its authority to one or more designated members of the Committee. The Compensation Committee has a written charter, a copy of which is available through the Investor Relations section of the Company’s website at www.corusbank.com.
Nominating Committee
The primary function of the Nominating Committee is to identify and recommend to the Board of Directors candidates for director nomination. Directors Lubeznik, McClure and Roberts are all independent in accordance with the applicable corporate governance listing standards of The Nasdaq Stock Market, Inc. The Nominating Committee has a written charter which is available through the Investor Relations section of the Company’s website at www.corusbank.com. The Nominating Committee held one regular meeting during 2007.
In accordance with its charter, the Nominating Committee identifies individuals that the Committee believes are qualified to become Board of Directors (“Board”) members in accordance with the nominating criteria set forth below, and recommends to the Board such persons for either appointment to the Board or to stand for election at the next annual meeting of shareholders. The Nominating Committee reviews all proposed nominees for the Board, including those proposed by shareholders. The Nominating Committee evaluates candidates recommended by shareholders in the same way that it evaluates any other nominee.
Although we do not impose specific eligibility requirements on potential nominees, Board members must possess the acumen, education and experience to make a significant contribution to the Board and bring a diverse range of skills and perspectives that fits within the perceived needs of the Board at a particular time. Board members must have the highest ethical standards, a strong sense of professionalism, independence, and an understanding of the Company’s business. Additionally, Board members must have the aptitude and experience to fully appreciate the legal responsibilities of a director and the governance processes of a public company, a willingness to commit, as well as have, sufficient time to discharge their duties to the Board and such other factors as the Nominating Committee determines are relevant in light of the needs of the Board and the Company.

During 2007 the Company did not pay a fee to any third party to identify or assist in identifying or evaluating potential nominees. In accordance with its charter, the Nominating Committee retains the ability to engage advisors as appropriate.
For a shareholder to submit a candidate for consideration by the Nominating Committee, a shareholder must notify the Company’s secretary. To be considered by the Nominating Committee for nomination and inclusion in the Company’s proxy statement at the 2009 Annual Meeting, a shareholder must notify the Company’s secretary no later than November 24, 2008 (the date 120 days prior to the first anniversary of the mailing date of the 2008 annual meeting proxy statement). Notices should be sent to: Corus Bankshares, Inc., 3959 N. Lincoln Ave., Chicago, IL 60613 Attn: Mr. Tim H. Taylor, Corporate Secretary. Notices must meet all of the requirements contained in the Company’s By-Laws.
Executive Sessions of the Board
Independent members of the Board of Directors meet in executive sessions without management. A “Presiding Director” leads executive sessions. An executive session is held in conjunction with regularly scheduled Board meetings at least twice per year and other sessions may be called by the Presiding Director in his or her own discretion or at the request of the Board. Michael J. McClure has been designated as the Presiding Director. The Board of Directors had four executive sessions during 2007.
Compensation Committee Interlocks and Insider Participation
Compensation Committee membership in 2007 included Directors Robert J. Buford, Rodney D. Lubeznik and Peter C. Roberts. None of the committee members are currently, nor have they ever been, officers or employees of Corus. There are no relationships between Corus and any of the committee members requiring disclosure under Regulation S-K, Item 404, “Transactions with related persons, promoters and certain control persons.” None of the members of our Board of Directors served in 2007 as an executive officer of another entity where one of our executive officers simultaneously served on the Board of Directors of such other entity (i.e. there were no “compensation committee interlocks” during 2007).
Communications with the Board
The Board of Directors has established a process for shareholders to communicate with the Board or an individual director. Shareholders may contact the Board or an individual director by writing to their attention at the Company’s principal executive offices at 3959 N. Lincoln Ave., Chicago, IL 60613, Attn: Mr. Tim H. Taylor, Corporate Secretary. Each communication intended for the Board of Directors or an individual director will be forwarded to the specified party in accordance with procedures approved by the independent directors of the Board.
Code of Business Conduct and Ethics
Ethical business conduct is a shared value of Corus’ Board of Directors, management and employees. Corus’ Code of Business Conduct and Ethics (the “Code”) applies to the Board of Directors as well as all employees and officers, including the principal executive officer, principal financial officer and principal accounting officer.

The Code covers all areas of professional conduct, including, but not limited to, conflicts of interest, disclosure obligations, insider trading, confidential information, as well as compliance with all laws, rules and regulations applicable to Corus’ business. Corus encourages all employees, officers and directors to promptly report any violations of the Code to the appropriate persons identified in the Code. A copy of the Code is available through the Investor Relations section of the Corus website at www.corusbank.com. Corus will post on its website any amendments to, or waivers from the Code, as it applies to its directors and/or Named Executive Officers.
OTHER BUSINESS
Corus is unaware of any other matter to be acted upon at the meeting for shareholder vote. In case of any matter properly coming before the meeting for shareholder vote, the proxy holders named in the proxy accompanying this statement shall vote the proxies in accordance with their best judgment.
By order of the Board of Directors,

/s/ Tim H. Taylor
Tim H. Taylor
Secretary

March 24, 2008

Exhibit A

EIGHTH:
~~The~~Subject to compliance with any requirements, restrictions or conditions which may from time to time be set forth in the by-laws of the corporation, the corporation shall, to the fullest extent permitted by Chapter 302A, Minnesota Statutes, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Chapter from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Chapter.

A-1

Exhibit B
ELEVENTH:	The corporation’s business and conduct of its affairs shall be regulated as follows:
(a)
The management of the business and affairs of this corporation and the custody of its properties shall be vested in a Board of Directors of not less than five (5) and not more than thirteen (13) members who need not be stockholders. A majority of the Board of Directors shall constitute a quorum.

(b)	The Board of Directors may adopt and amend by-laws and adopt a seal for this corporation.

(c)
The annual meeting of the stockholders of this ~~Corporation~~corporation shall be held on a day and hour and place to be designated by the Board of Directors. Such date shall not be earlier than the First Monday in April and not later than the last Monday in May of each year. At all meetings of stockholders, special or annual, the holders of a majority of the ~~stock entitled to vote thereat shall constitute a quorum. The affirmative vote of~~voting power of the shares entitled to vote at the meeting are a quorum for the transaction of business. The shareholders shall take action, including the election of directors, by the affirmative vote of the holders of the greater of (i) a majority of ~~all~~the voting power of the shares present and entitled to vote ~~thereat shall be required for the taking of any action by the stockholders, including the election of directors,~~ on that item of business, or (ii) a majority of the voting power of the minimum number of the shares entitled to vote that would constitute a quorum for the transaction of business at the meeting, except where the Minnesota Business Corporation Act requires a larger proportion or number.

B-1

Exhibit C
ELEVENTH:	The corporation’s business and conduct of its affairs shall be regulated as follows:
(a)
The management of the business and affairs of this corporation and the custody of its properties shall be vested in a Board of Directors of not less than five (5) and not more than thirteen (13) members who need not be stockholders. A majority of the Board of Directors shall constitute a quorum.

(b)	The Board of Directors may adopt and amend by-laws and adopt a seal for this corporation.
(c)
The annual meeting of the stockholders of this Corporation shall be held on a day and hour and place to be designated by the Board of Directors. Such date shall not be earlier than the First Monday in April and not later than the last Monday in May of each year. At all meetings of stockholders, special or annual, a majority of the stock entitled to vote thereat shall constitute a quorum. The affirmative vote of a majority of all of the shares present and entitled to vote thereat shall be required for the taking of any action by the stockholders, including the election of directors, except where the Minnesota Business Corporation Act requires a larger proportion or number; provided, however, that the directors of the corporation shall be elected by a plurality of the voting power of the shares present and entitled to vote on the election of directors at a meeting at which a quorum is present and for which (x) the Secretary of the corporation receives a notice that a stockholder has nominated a person for election to the Board of Directors in compliance with any advance notice and other requirements for shareholder nominations for director set forth in the corporation’s by-laws and (y) such nomination has not been withdrawn by such shareholder on or prior to the tenth day preceding the date the corporation first sends its notice of meeting for such meeting to shareholders.

C-1

Exhibit D
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
CORUS BANKSHARES, INC.
FIRST:	The name of the corporation (hereinafter called the “corporation”) shall be:
CORUS BANKSHARES, INC.
SECOND:	The purposes and powers of this corporation shall be:
(a)
To operate and conduct a bank holding company by providing management service and advice to its subsidiaries relating to such matters as accounting methods, investments, lending and credit techniques and compliance with governmental regulations.

(b)	To do any and all lawful acts and to carry out any and all lawful business purposes permitted by law to a corporation formed under the Minnesota Business Corporation Act.

(c)	To acquire, hold, mortgage, pledge and dispose of the shares, bonds, securities and other evidences of indebtedness of any domestic or foreign corporation.

(d)
To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage, or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trade-marks and trade-names.

(e)	To enter into obligations or contracts and to do any acts incidental to the transaction of its business or expedient for the attainment of the purposes stated in these articles.

(f)
To do each and all of the things aforesaid for itself, or as agent, broker, factor or consignee of, or associate with another, and to do the same as fully and to the same extent as natural persons might or could do.

To have in furtherance of the corporate purposes, all of the powers conferred upon corporations incorporated under Chapter 320A, Minnesota Statutes.

Provided, that the word “and” shall mean “or” as well, and the word “or” shall mean “and” as well, wherever used in this Article.
THIRD:	The duration of the corporation shall be perpetual.

FOURTH:
The address of the registered office of the corporation in the State of Minnesota is c/o C T Corporation System, Inc., 405 Second Avenue, South, Minneapolis 55401, and the name of the registered agent of the corporation at that address is C T Corporation System, Inc. The said registered office is located in the County of Hennepin.

FIFTH:
(a)	The total authorized number of par value shares of this corporation shall be one hundred thirty million (130,000,000) shares; and the par value of each such share shall be Five Cents ($0.05).

(b)	All shares shall have the same relative rights and voting power and be without any relative preference or restrictions.

(c)	The corporation shall have and does hereby retain a first lien on the shares of its stockholders, and upon all dividends due thereon, for any indebtedness by such stockholders to the corporation.
SIXTH:	No shareholder entitled to vote in the election of directors shall be entitled as of right to cumulative voting in any such election.

SEVENTH:
Any action required or permitted to be taken at a meeting of the Board of Directors of the corporation, other than an action requiring shareholder approval, may be taken by written action signed by the number of directors that would be required to make the same action at a meeting of the Board of Directors at which all directors were present.

EIGHTH:
Subject to compliance with any requirements, restrictions or conditions which may from time to time be set forth in the by-laws of the corporation, the corporation shall, to the fullest extent permitted by Chapter 302A, Minnesota Statutes, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Chapter from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Chapter.

NINTH:
No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this Article Ninth shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under section 302A.559 or 80A.23 of the Minnesota Statutes, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the effective date of this Article Ninth. No amendment to or repeal of this Article Ninth shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

TENTH:
No holder of shares of capital stock of the corporation shall have any preemptive or preferential right of subscription to any shares of stock of the corporation, whether now or hereafter authorized, or to any obligations convertible into stock of the corporation issued or sold, nor any right of subscription to any thereof other than such, if any, as the Board of Directors, in its sole discretion, may from time to time determine, and at such price as the Board of Directors from time to time may fix.

ELEVENTH:	The corporation’s business and conduct of its affairs shall be regulated as follows:
(a)
The management of the business and affairs of this corporation and the custody of its properties shall be vested in a Board of Directors of not less than five (5) and not more than thirteen (13) members who need not be stockholders. A majority of the Board of Directors shall constitute a quorum.

(b)	The Board of Directors may adopt and amend by-laws and adopt a seal for this corporation.

(c)
The annual meeting of the stockholders of this corporation shall be held on a day and hour and place to be designated by the Board of Directors. Such date shall not be earlier than the First Monday in April and not later than the last Monday in May of each year. At all meetings of stockholders, special or annual, the holders of a majority of the voting power of the shares entitled to vote at the meeting are a quorum for the transaction of business. The shareholders shall take action, including the election of directors, by the affirmative vote of the holders of the greater of (i) a majority of the voting power of the shares present and entitled to vote on that item of business, or (ii) a majority of the voting power of the minimum number of the shares entitled to vote that would constitute a quorum for the transaction of business at the meeting, except where the Minnesota Business Corporation Act requires a larger proportion or number; provided, however, that the directors of the corporation shall be elected by a plurality of the voting power of the shares present and entitled to vote on the election of directors at a meeting at which a quorum is present and for which (x) the Secretary of the corporation receives a notice that a stockholder has nominated a person for election to the Board of Directors in compliance with any advance notice and other requirements for shareholder nominations for director set forth in the corporation’s by- laws and (y) such nomination has not been withdrawn by such shareholder on or prior to the tenth day preceding the date the corporation first sends its notice of meeting for such meeting to shareholders.

(d)	The directors, when elected, shall hold office until the annual meeting of stockholders in the following year and until their successors shall have been elected and have qualified.

(e)
Immediately following the annual meeting of stockholders, the annual meeting of directors shall be held. At such meeting the officers of the corporation shall be elected by the directors. The officers, when elected, shall hold office until the annual meeting of directors in the following year and until their successors shall have been elected and have qualified. The officers of the corporation shall consist of a President, Vice-President, Secretary, Treasurer, and such assistant secretaries and assistant treasurers as the Board of Directors shall from time to time determine. Any one person may hold one or more offices.
(f)
The shares in this corporation shall be issued from time to time upon order of the Board of Directors for such consideration of cash, or other property, tangible or intangible, or services, or of an amount transferred from surplus to stated capital upon a share dividend, as the Board of Directors in its discretion shall determine.

Corus Bankshares, Inc.
3959 North Lincoln Avenue
Chicago, Illinois 60613
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
THE UNDERSIGNED, revoking previous proxies for such stock, hereby appoints J.C. Glickman and R.J. Glickman or either one of them the proxy of the undersigned with full power of substitution, to vote all stock of Corus Bankshares, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders of said Corporation to be held at the DOUBLETREE HOTEL & CONFERENCE CENTER, 9599 Skokie Boulevard, Skokie, Illinois, at 10:00 a.m. on April 15, 2008, and at any adjournment or postponement thereof:
1. Election of Directors

A. FOR all nominees	B.	WITHHOLDING	C.	WITHHOLDING
listed below:		AUTHORITY to		AUTHORITY to vote for
		vote for ALL nominees		SPECIFIC NOMINEES, as
		listed below:		indicated below:

(INSTRUCTIONS SOLELY FOR OPTION C: If withholding authority to vote only for certain specific nominees, check option “C” above and strike a line through the names of those nominees as to whom voting authority is to be withheld in the list below.)

Joseph C. Glickman	Robert J. Buford	Rodney D. Lubeznik	Peter C. Roberts
Robert J. Glickman	Kevin R. Callahan	Michael J. McClure
2. Proposal to ratify the appointment of Ernst & Young LLP as the independent public accountants of the Company.

FOR	AGAINST	ABSTAIN

3. Proposal to amend the Amended and Restated Articles of Incorporation to permit the By-Laws of the Corporation to limit, restrict or impose conditions on indemnification.

FOR	AGAINST	ABSTAIN

4. Proposal to amend the Amended and Restated Articles of Incorporation to conform the voting mechanics with the default provisions of Minnesota Law.

FOR	AGAINST	ABSTAIN

5. Proposal to amend the Amended and Restated Articles of Incorporation to create a plurality carveout to the majority voting standard in the case of a contested election.

FOR	AGAINST	ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy will be voted as directed. Unless otherwise marked, proxies will be voted (1) FOR the election of the nominees to the Board of Directors, (2) FOR the ratification of Ernst & Young LLP as the Company’s independent public accountants, (3) FOR the proposed amendment to the Amended and Restated Articles of Incorporation to permit the By-Laws of the Corporation to limit, restrict or impose conditions on indemnification, (4) FOR the proposed amendment to the Amended and Restated Articles of Incorporation conforming the voting mechanics with the default provisions of Minnesota Law, (5) FOR the proposed amendment to the Amended and Restated Articles of Incorporation to create a plurality carveout to the majority voting standard in the case of a contested election, and in accordance with their best judgment, upon such other matters as may properly come before said meeting or any adjournment or postponement thereof.
The undersigned may, at any time prior to the Annual Meeting of Shareholders, revoke this proxy as set forth in the accompanying proxy statement.

Dated:	, 2008

Signature

Signature, if held jointly
(The shareholder’s signature should be exactly as it appears on the stock certificate. In case stock is held jointly, all parties should sign. If you sign as an attorney, trustee, administrator, executor or guardian, please give full title as such. Corporations should sign by duly authorized officer and affix seal.)